Exhibit 2.1

Execution Version

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

among

PERMIAN RESOURCES CORPORATION,

SMITS MERGER SUB I INC.,

SMITS MERGER SUB II LLC,

PERMIAN RESOURCES OPERATING, LLC,

EARTHSTONE ENERGY, INC.,

AND

EARTHSTONE ENERGY HOLDINGS, LLC

Dated as of August 21, 2023

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EXHIBITS
Exhibit A: Form of Company Support Agreement
Exhibit B: Form of Parent Support Agreement
Exhibit C: Form of Registration Rights Agreement
Exhibit D: Form of Seventh Amended and Restated Pacers OpCo LLC Agreement

SCHEDULES
Schedule I: Company Supporting Stockholders
Schedule II: Parent Supporting Stockholders

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 21, 2023 (this “Agreement”), is entered into by and among Permian Resources Corporation, a Delaware corporation (“Parent”), Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Pacers OpCo” and, together with Parent, Merger Sub I and Merger Sub II, the “Parent Parties”), Earthstone Energy, Inc., a Delaware corporation (the “Company”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Heat OpCo” and, together with the Company, the “Company Parties”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Company Mergers, are fair to, and in the best interests of, the Company and the holders of the shares of Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Company Mergers, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for its adoption, and (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement and approve the Transactions, including the Company Mergers;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the issuance of the shares of Parent Common Stock as Company Merger Consideration (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and the holders of Parent Common Stock, (ii) approved and declared advisable the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub I (the “Merger Sub Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Initial Company Merger, are fair to, and in the best interests of, Merger Sub I and the sole stockholder of Merger Sub I and (ii) approved and declared advisable this Agreement and the Transactions, including the Initial Company Merger;

WHEREAS, Parent, as the sole member of Merger Sub II and as the sole managing member of Pacers OpCo, has approved and declared advisable this Agreement and the Transactions, including the Subsequent Company Merger and the OpCo Merger, as applicable;

WHEREAS, the Company, as the sole managing member of Heat OpCo, has approved and declared advisable this Agreement and the Transactions, including the OpCo Merger;

WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution of this Agreement, certain existing stockholders of the Company listed on Schedule I attached hereto (collectively, the “Company Supporting Stockholders”) have entered into a Support Agreement (the “Company Support Agreement”) in the form of Exhibit A attached hereto, pursuant to which, among other things, the Company Supporting Stockholders have agreed to vote in favor of the adoption of this Agreement and approval of the Transactions, including the Company Mergers;

WHEREAS, as an inducement to the Company to enter into this Agreement, concurrently with the execution of this Agreement, certain existing stockholders of Parent listed on Schedule II attached hereto (collectively, the “Parent Supporting Stockholders”) have entered into a Support Agreement (the “Parent Support Agreement”) in the form of Exhibit B attached hereto, pursuant to which, among other things, the Parent Supporting Stockholders have agreed to vote in favor of the Parent Stock Issuance;

WHEREAS, simultaneously with the execution of this Agreement, Parent and certain stockholders of the Company have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C attached hereto, to be effective upon the Closing; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Initial Company Merger and the Subsequent Company Merger, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and (ii) the OpCo Merger be treated as a partnership merger transaction within the meaning of Treasury Regulations § 1.708-1(c) to which Treasury Regulations § 1.708-1(c)(3)(i) applies, whereby (A) Heat OpCo is treated as the “terminating partnership” and Pacers OpCo is treated as the “resulting partnership”, (B) any cash to be paid in lieu of any fractional Pacers OpCo Units in accordance with Section 3.5(h) and any cash to be paid in satisfaction of a withholding Tax in accordance with Section 3.5(j)(i)(B), in each case, is treated as consideration in connection with a “sale within a merger” of Heat OpCo Units by the relevant holder thereof occurring immediately prior to the OpCo Merger in accordance with Treasury Regulations § 1.708-1(c)(4) to the extent that the relevant holder consents to such treatment in accordance with such Treasury Regulations, and (C) except (1) as described in the foregoing clause (ii)(B), (2) in connection with a distribution to the unitholders of Heat OpCo pursuant to Section 6.23, (3) as a result of any “disguised sale” resulting from or attributable to the transactions deemed to occur pursuant to the OpCo Merger, (4) as a result of the application of Sections 897, 1445 or 1446 of the Code, or (5) in connection with a net decrease in a holder’s allocable share of partnership liabilities pursuant to Section 752 of the Code, no holder of Heat OpCo Units recognizes taxable income or gain (clauses (i) and (ii), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parent Parties and the Company Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Section 1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Applicable Date	4.5(a)
Appraisal Shares	3.6
Balance Sheet Date	4.6(b)
Book-Entry Securities	3.5(b)(ii)
Certificates	3.5(b)(i)
Certificates of Merger	2.3(b)
Class A Merger Consideration	3.1(b)
Class B Merger Consideration	3.1(b)
Closing	2.3(a)
Closing Date	2.3(a)
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.9(e)
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)
Company Contracts	4.20(b)
Company Counsel	7.3(e)
Company Disclosure Letter	Article IV
Company Employees	4.10(l)
Company FA	4.23
Company Intellectual Property	4.14(a)
Company Marketing Contract	4.20(a)(ii)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.16
Company Material Real Property	4.16
Company Material Real Property Lease	4.16
Company Merger Consideration	3.1(b)
Company Officer’s Tax Certificate	6.18(c)
Company Owned Real Property	4.16
Company Parties	Preamble
Company Permits	4.9(a)

Definition	Section
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.25
Company Reserve Report	4.18(a)
Company SEC Documents	4.5(a)
Company Support Agreement	Recitals
Company Supporting Stockholders	Recitals
Confidentiality Agreement	6.7(b)
Continuation Period	6.9(a)
Continuing Employees	6.9(a)
Creditors’ Rights	4.3(a)
D&O Insurance	6.10(d)
Days	9.4(e)
DGCL	2.1
DLLCA	2.2
DTC	3.5(b)(ii)
e-mail	9.3
Eligible Class A Shares	3.1(b)
Eligible Class B Shares	3.1(b)
Eligible Heat OpCo Units	3.3(a)
Eligible Shares	3.1(b)
Excess Shares	3.5(h)
Exchange Agent	3.5(a)
Exchange Fund	3.5(a)
Exchange Ratio	3.1(b)
Excluded Shares	3.1(d)
GAAP	4.5(b)
Heat OpCo	Preamble
HSR Act	4.4
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Initial Company Merger	2.1(a)
Initial Company Merger Effective Time	2.3(b)
Initial Surviving Corporation	2.1(a)
Intended Tax Treatment	Recitals
Joint Proxy Statement/Prospectus	4.4
Letter of Transmittal	3.5(b)(i)
made available	9.4(e)
Material Company Insurance Policies	4.21
Material Parent Insurance Policies	5.19
Measurement Date	4.2(a)
Merger Consideration	3.1(b)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub Board	Recitals
OpCo Merger	2.2

Definition	Section
OpCo Merger Consideration	3.3(a)
OpCo Merger Effective Time	2.3(b)
Pacers OpCo	Preamble
Parent	Preamble
Parent 401(k) Plan	6.9(e)
Parent Alternative Acquisition Agreement	6.4(d)(iv)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Capital Stock	5.2(a)
Parent Change of Recommendation	6.4(d)(vii)
Parent Contracts	5.18(b)
Parent Counsel	7.3(e)
Parent Disclosure Letter	Article V
Parent FA	5.21
Parent Marketing Contract	5.18(a)(ii)
Parent Material Adverse Effect	5.1
Parent Material Leased Real Property	5.14
Parent Material Real Property	5.14
Parent Material Real Property Lease	5.14
Parent Officer’s Tax Certificate	6.18(c)
Parent Owned Real Property	5.14
Parent Parties	Preamble
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)
Parent Related Party Transaction	5.23
Parent Reserve Report	5.16(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Support Agreement	Recitals
Parent Supporting Stockholders	Recitals
pdf	2.3(a)
Post-Effective Time Distributions	3.5(g)
PSU Consideration	3.4(b)
Registration Rights Agreement	Recitals
Registration Statement	4.8
Rights-of-Way	4.17
RSU Consideration	3.4(a)
Second Request	6.8(d)
Subject Courts	9.14
Subsequent Company Merger	2.1(b)
Subsequent Company Merger Effective Time	2.3(b)
Surviving Company	2.1(b)
Surviving OpCo	2.2
Tail Period	6.10(d)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.11

ARTICLE II

THE MERGERS

Section 2.1 The Company Mergers. Upon the terms and subject to the conditions of this Agreement:

(a) at the Initial Company Merger Effective Time, Merger Sub I will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”, and the merger, the “Initial Company Merger”). As a result of the Initial Company Merger, the separate existence of Merger Sub I shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Initial Surviving Corporation”) and as a wholly owned Subsidiary of Parent; and

(b) at the Subsequent Company Merger Effective Time, the Initial Surviving Corporation will be merged with and into Merger Sub II (the “Subsequent Company Merger”) in accordance with the provisions of the DGCL and Delaware Limited Liability Company Act (the “DLLCA”). As a result of the Subsequent Company Merger, the separate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Merger Sub II is sometimes referred to herein as the “Surviving Company”) and as a wholly owned Subsidiary of Parent.

Section 2.2 OpCo Merger. At the OpCo Merger Effective Time, Heat OpCo will be merged with and into Pacers OpCo (the “OpCo Merger”) in accordance with the provisions of the DLLCA. As a result of the OpCo Merger, the separate existence of Heat OpCo shall cease and Pacers OpCo shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Pacers OpCo is sometimes referred to herein as the “Surviving OpCo”).

Section 2.3 Closing.

(a) The closing of the Mergers (the “Closing”) shall take place by the exchange of documents by “portable document format” (“pdf”) or other electronic means at 9:00 a.m., Houston, Texas time, on the date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Parent and the Company. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date, Parent and the Company will cause certificates of merger with respect to each of the Mergers to be prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA, as applicable (the “Certificates of Merger”), and to be filed with the Office of the Secretary of State of the State of Delaware. The Initial Company Merger shall become effective upon such filing, or at such later time as Parent and the Company shall agree upon in writing and shall specify in such Certificate of Merger (the time the Initial Company Merger becomes effective being the “Initial Company Merger Effective Time”). As soon as practicable following the Initial Company Merger Effective Time, the Certificate of Merger for the Subsequent Company Merger shall be filed with the Office of the Secretary of State of the State of Delaware. The Subsequent Company Merger shall become effective upon such filing, or at such later time as Parent and the Company shall agree upon in writing and shall specify in such Certificate of Merger (the time the Subsequent Company Merger becomes effective being the “Subsequent Company Merger Effective Time”). As soon as practicable following the Subsequent Company Merger Effective Time, the Certificate of Merger for the OpCo Merger shall be filed with the Office of the Secretary of State of the State of Delaware. The OpCo Merger shall become effective upon such filing, or at such later time as Parent and the Company shall agree upon in writing and shall specify in such Certificate of Merger (the time the OpCo Merger becomes effective being the “OpCo Merger Effective Time”).

Section 2.4 Effect of the Mergers.

(a) At the Initial Company Merger Effective Time, the Initial Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Initial Company Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the Initial Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Initial Surviving Corporation.

(b) At the Subsequent Company Merger Effective Time, the Subsequent Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Company Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Initial Surviving Corporation and Merger Sub II shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Initial Surviving Corporation and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(c) At the OpCo Merger Effective Time, the OpCo Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the OpCo Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Heat OpCo and Pacers OpCo shall vest in the Surviving OpCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Heat OpCo and Pacers OpCo shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving OpCo.

Section 2.5 Organizational Documents.

(a) At the Initial Company Merger Effective Time, the Organizational Documents of the Initial Surviving Corporation shall be amended and restated in their entirety to be in substantially the form of the Merger Sub I Organizational Documents in effect immediately prior to the Initial Company Merger Effective Time. The Organizational Documents of Merger Sub I, as amended and restated pursuant to the immediately preceding sentence, shall be the Organizational Documents of the Initial Surviving Corporation until thereafter duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

(b) At the Subsequent Company Merger Effective Time, the Organizational Documents of Merger Sub II in effect immediately prior to the Subsequent Company Merger Effective Time shall be the Organizational Documents of the Surviving Company (except that references to Merger Sub II’s name shall be replaced with references to “Earthstone Energy, LLC”), until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

(c) At the OpCo Merger Effective Time, the Pacers OpCo LLC Agreement shall be amended and restated in its entirety to be in substantially the form set forth on Exhibit D attached hereto. The certificate of formation of Pacers OpCo and the Pacers OpCo LLC Agreement, as amended and restated pursuant to the immediately preceding sentence, shall be the Organizational Documents of the Surviving OpCo until thereafter duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

Section 2.6 Directors and Officers of the Surviving OpCo, the Initial Surviving Corporation and the Surviving Company.

(a) The Parties shall take all necessary action, from and after the Initial Company Merger Effective Time, to cause the directors and officers of Merger Sub I as of immediately prior to the Initial Company Merger Effective Time to be the directors and officers of the Initial Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Initial Surviving Corporation.

(b) The Parties shall take all necessary action, from and after the Subsequent Company Merger Effective Time, to cause the officers of Merger Sub II as of immediately prior to the Subsequent Company Merger Effective Time to be the officers of the Surviving Company, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

(c) The officers of the Surviving OpCo shall be the officers of Pacers OpCo immediately prior to the OpCo Merger Effective Time, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving OpCo.

Section 2.7 Corporate Governance Matters. Prior to the Initial Company Merger Effective Time, Parent shall take all necessary corporate action so that upon and after the Initial Company Merger Effective Time, the size of the Parent Board shall be comprised of eleven (11) members, which shall include two (2) members designated by the Company, one (1) of whom will be a Class I director, with a term ending at the 2026 annual meeting, and one (1) of whom will be a Class III director, with a term ending at the 2025 annual meeting.

ARTICLE III

EFFECT OF THE MERGERS; EXCHANGE

Section 3.1 Effect of the Initial Company Merger. Subject to the other provisions of this Article III, at the Initial Company Merger Effective Time, by virtue of the Initial Company Merger and without any action on the part of Parent, Merger Sub I, the Company or any holder of any securities of Parent, Merger Sub I or the Company:

(a) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Initial Company Merger Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of the Initial Surviving Corporation, which, after giving effect to the transactions contemplated by the remaining provisions of this Section 3.1, shall constitute the only outstanding shares of common stock of the Initial Surviving Corporation immediately following the Initial Company Merger Effective Time;

(b) (i) each share of Company Class A Common Stock issued and outstanding immediately prior to the Initial Company Merger Effective Time (excluding any Excluded Shares and any shares of Company Class A Common Stock covered by Section 3.4) (the “Eligible Class A Shares”) shall be converted automatically at the Initial Company Merger Effective Time into the right to receive: 1.446 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Class A Common Stock (the “Class A Merger Consideration”), and (ii) each share of Company Class B Common Stock issued and outstanding immediately prior to the Initial Company Merger Effective Time (excluding any Excluded Shares and any Appraisal Shares) (the “Eligible Class B Shares” and, together with the Eligible Class A Shares, the “Eligible Shares”) shall be converted automatically at the Initial Company Merger Effective Time into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class C Common Stock equal to the Exchange Ratio (the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Company Merger Consideration” and, the Company Merger Consideration, together with the OpCo Merger Consideration, the “Merger Consideration”);

(c) all Eligible Shares, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of an Eligible Share that was outstanding immediately prior to the Initial Company Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive (i) the Company Merger Consideration pursuant to Section 3.1(b), (ii) any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock in accordance with Section 3.5(h), and (iii) any Post-Effective Time Distributions, in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Securities, as applicable, in accordance with Section 3.5(a); and

(d) all shares of Company Common Stock held by the Company as treasury shares or held by Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries immediately prior to the Initial Company Merger Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be cancelled and cease to exist as of the Initial Company Merger Effective Time, and no consideration shall be delivered in exchange therefor.

Section 3.2 Effect of the Subsequent Company Merger. At the Subsequent Company Merger Effective Time, by virtue of the Subsequent Company Merger and without any action on the part of Parent, Merger Sub II, the Initial Surviving Corporation or any holder of any securities of Parent, Merger Sub II or the Initial Surviving Corporation, (a) each share of capital stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Subsequent Company Merger Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) unit of the Surviving Company and (b) each unit of Merger Sub II shall be unaffected by the Subsequent Company Merger and shall remain outstanding as an unit of the Surviving Company.

Section 3.3 Effect of the OpCo Merger. Subject to the other provisions of this Article III, at the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any action on the part of Heat OpCo, Pacers OpCo, Parent, the Company or any holder of any securities of Heat OpCo, Pacers OpCo, Parent or the Company:

(a) each Heat OpCo Unit issued and outstanding immediately prior to the OpCo Merger Effective Time (“Eligible Heat OpCo Units”) shall be converted automatically at the Effective Time into the right to receive a number of validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) Pacers OpCo Units equal to the Exchange Ratio (the “OpCo Merger Consideration”); provided, that notwithstanding the foregoing, at the OpCo Merger Effective Time, the Surviving Company and its wholly owned Subsidiaries will receive, in exchange for their Eligible Heat OpCo Units, a number of Pacers OpCo Units equal, in the aggregate, to the number of shares of Parent Class A Common Stock that are issued in connection with the Initial Company Merger (for the avoidance of doubt, after taking into account the payment of cash in lieu of fractional shares pursuant to Section 3.5(h) and any shares of Parent Class A Common Stock issued pursuant to Section 3.4); and

(b) all such Heat OpCo Units, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of a Heat OpCo Unit that was outstanding immediately prior to the OpCo Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive (i) the consideration pursuant to Section 3.3(a), (ii) any cash to be paid in lieu of any fractional Pacers OpCo Units in accordance with Section 3.5(h) and (iii) any Post-Initial Company Merger Effective Time Distributions, in each case, to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Securities, as applicable, in accordance with Section 3.5(a).

Section 3.4 Treatment of Company Equity Awards.

(a) Company RSU Awards. At the Initial Company Merger Effective Time, to the extent provided for in the applicable award agreement as in place at the Initial Company Merger Effective Time, each Company RSU that is outstanding immediately prior to the Initial Company Merger Effective Time shall automatically, by virtue of the occurrence of the Closing, (i) vest in full immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Company RSUs that remain unpaid as of the Initial Company Merger Effective Time) and (ii) be canceled and converted into the right to receive, at the Initial Company Merger Effective Time, without interest, the Class A Merger Consideration with respect to each share of Company Class A Common Stock subject to such Company RSU (including, for the avoidance of doubt, any dividend equivalents credited with respect to such Company RSUs that remain unpaid as of the Initial Company Merger Effective Time) (the “RSU Consideration”). No fractional share of Parent Class A Common Stock shall be issued as part of the RSU Consideration, and any such fractional share of Parent Class A Common Stock shall instead be paid in cash in accordance with Section 3.5(h).

(b) Company PSU Awards. At the Initial Company Merger Effective Time, to the extent provided for in the applicable award agreement as in place at the Initial Company Merger Effective Time, each Company PSU that is outstanding immediately prior to the Initial Company Merger Effective Time shall automatically, by virtue of the occurrence of the Closing, (i) vest immediately prior to the Initial Company Merger Effective Time (including, for the avoidance of doubt, with respect to any dividend equivalents credited with respect to such Company PSUs that remain unpaid as of the Initial Company Merger Effective Time), based on the attainment of the applicable performance metrics at the maximum level of performance (which, for the avoidance of doubt, shall be equal to 200% of the Target Units (as such term is defined in the applicable award agreement)), in accordance with the terms of the Company Equity Plan and applicable award agreements in effect as of the Initial Company Merger Effective Time, and (ii) be cancelled and converted into the right to receive, without interest, the Class A Merger Consideration with respect to each share of Company Class A Common Stock subject to such Company PSU (including any dividend equivalents credited with respect to such Company PSUs that remain unpaid as of the Initial Company Merger Effective Time) (the “PSU Consideration”). No fractional share of Parent Class A Common Stock shall be issued as part of the PSU Consideration, and any such fractional share of Parent Class A Common Stock shall instead be paid in cash in accordance with Section 3.5(h).

(c) No later than five (5) Business Days following the Initial Company Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay through the payroll of the Surviving Company (to the extent the RSU Consideration or PSU Consideration, as applicable, is subject to withholding and payroll taxes) or by other means, the RSU Consideration to each holder of a Company RSU pursuant to Section 3.4(a) and the PSU Consideration to each holder of a Company PSU pursuant to Section 3.4(b), in each case, less any required withholding Taxes; provided that, to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger a Tax or penalty. Notwithstanding anything in this Agreement to the contrary, pursuant to Section 3.5(j), each of Parent, the Company, the Initial Surviving Corporation, the Surviving Company and their respective Affiliates shall be entitled to deduct or withhold from any amounts payable to any Person pursuant to this Agreement, including the RSU Consideration and the PSU Consideration contemplated within this Section 3.4, any amount required to be deducted or withheld under this Agreement, applicable Law and the Company Equity Plan.

(d) Prior to the Initial Company Merger Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall pass any necessary resolutions or take any other required action in order to (1) effect the foregoing provisions of this Section 3.4 and (2) if so requested by Parent no later than ten (10) Business Days prior to the Initial Company Merger Effective Time, cause the Company Equity Plan to terminate at or prior to the Initial Company Merger Effective Time. The Company shall take all actions necessary to ensure that from and after the Initial Company Merger Effective Time neither Parent nor the Surviving Company shall be required to deliver shares or other capital stock of the Company to any Person pursuant to the settlement of Company RSUs and Company PSUs.

Section 3.5 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Initial Company Merger Effective Time, Parent shall enter into an agreement with a commercial bank, trust company or transfer agent that is mutually acceptable to the Company and Parent to act as agent for the holders of Eligible Shares in connection with the Initial Company Merger and the holders of Eligible Heat OpCo Units in connection with the OpCo Merger (the “Exchange Agent”) and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article III. Prior to the Initial Company Merger Effective Time, Parent and Pacers OpCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares and holders of Eligible Heat OpCo Units, for distribution in accordance with this Article III through the Exchange Agent, the Merger Consideration in respect of Eligible Shares and Eligible Heat OpCo Units pursuant to Section 3.1 and Section 3.3, respectively. In addition, on the Closing Date, Parent and Pacers OpCo shall deposit, or cause to be deposited, with the Exchange Agent, from time to time as needed, cash sufficient to pay any Post-Effective Time Distributions and to make payments in lieu of fractional Pacers OpCo Units pursuant to Section 3.5(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares or Eligible Heat OpCo Units, as applicable, pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.5(a), Section 3.5(g) and Section 3.5(h), the Exchange Fund shall not be used for any other purpose. Any cash, shares of Parent Common Stock and Pacers OpCo Units deposited with the Exchange Agent (including as payment for fractional shares or units in accordance with Section 3.5(h) and any Post-Effective Time Distributions) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares and Eligible Heat OpCo Units pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent or Pacers OpCo shall promptly replace, restore or supplement (or cause to be replaced, restored or supplemented) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Company.

(b) Payment Procedures.

(i) Certificates. As soon as practicable after the OpCo Merger Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the OpCo Merger Effective Time or Initial Company Merger Effective Time, as applicable, of an outstanding certificate or certificates that immediately prior to the OpCo Effective Time or Initial Company Merger Effective Time, as applicable, represented Eligible Shares or Eligible Heat OpCo Units, as applicable (“Certificates”), a notice advising such holders of the effectiveness of the Initial Company Merger and OpCo Merger, as applicable, and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.3 and Section 3.1. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) with respect to Certificates of Eligible Shares, one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all Eligible Shares then held by such holder), (B) with respect to Certificates of Eligible Heat OpCo Units, one or more Pacers OpCo Units (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Pacers OpCo Units, if any, that such holder has the right to receive pursuant to Section 3.3 (after taking into account all Eligible Heat OpCo Units then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Class A Common Stock or Heat OpCo Units pursuant to Section 3.5(h) and Post-Effective Time Distributions.

(ii) Non-DTC Book-Entry Securities. Promptly after the OpCo Merger Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the OpCo Merger Effective Time or Initial Company Merger Effective Time, as applicable, of Eligible Shares or Eligible Heat OpCo Units, as applicable, represented by book-entry (“Book-Entry Securities”) not held through the Depository Trust Company (“DTC”), (A) a notice advising such holders of the effectiveness of the Initial Company Merger or the OpCo Merger, as applicable, (B) a statement reflecting the number of shares of Parent Common Stock or Pacers OpCo Units, as applicable (which, in each case, shall be in uncertificated book-entry form), representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, or Pacers OpCo Units, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) or Section 3.3 (after taking into account all Heat OpCo Units then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units pursuant to Section 3.5(h) and Post-Effective Time Distributions.

(iii) DTC Book-Entry Securities. With respect to Book-Entry Securities held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees promptly on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Class A Merger Consideration, the cash to be paid in lieu of any fractional shares of Parent Class A Common Stock in accordance with Section 3.5(h), if any, and Post-Effective Time Distributions.

(iv) No interest shall be paid or accrued on any amount payable for Eligible Shares or Eligible Heat OpCo Units, as applicable, pursuant to this Article III.

(v) With respect to Certificates, if payment of the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h), and Post-Effective Time Distributions are to be made to a Person other than the record holder of such Eligible Shares or Eligible Heat OpCo Units, it shall be a condition of payment that shares or units so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions to a Person other than the registered holder of such shares or units surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. With respect to Book-Entry Securities, payment of the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions shall only be made to the Person in whose name such Book-Entry Securities are registered in the transfer books of the Company as of the Initial Company Merger Effective Time or Heat OpCo as of the OpCo Merger Effective Time. Until surrendered as contemplated by this Section 3.5(b)(v), each Certificate of Eligible Shares or Eligible Heat OpCo Units shall be deemed at any time after the Initial Company Merger Effective Time or OpCo Merger Effective Time, as applicable, to represent only the right to receive upon such surrender the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and any Post-Effective Time Distributions payable in respect of such shares of Company Common Stock or Heat OpCo Units.

(c) Termination of Rights. All Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions, paid upon the surrender of and in exchange for Eligible Shares or Eligible Heat OpCo Units, as applicable, in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Eligible Shares and Eligible Heat OpCo Units. At the Initial Company Merger Effective Time, the stock transfer books of the Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Initial Company Merger Effective Time. If, after the Initial Company Merger Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the Company Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock in accordance with Section 3.5(h) and Post-Effective Time Distributions payable in respect of the Eligible Shares previously represented by such Certificates. At the OpCo Merger Effective Time, the transfer books of Heat OpCo shall be closed immediately, and there shall be no further registration of transfers on the transfer books of Heat OpCo of the Heat OpCo Units that were outstanding immediately prior to the OpCo Merger Effective Time. If, after the OpCo Merger Effective Time, Certificates are presented to the Surviving OpCo for any reason, they shall be cancelled and exchanged for the OpCo Merger Consideration and any cash to be paid in lieu of any fractional Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions payable in respect of the Heat OpCo Units previously represented by such Certificates.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company or the former unitholders of Heat OpCo on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former holder of Company Common Stock or Heat OpCo Units, as applicable, who have not theretofore received the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions, in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Company, the Surviving OpCo and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Initial Surviving Corporation, the Surviving Company the Surviving OpCo, Parent, Merger Sub I, Merger Sub II, Pacers OpCo or the Exchange Agent shall be liable to any holder of Company Common Stock or Heat OpCo Units for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company or the Surviving OpCo, as applicable, the posting by such Person of a bond in such reasonable amount as the Surviving Company or Surviving OpCo, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash to be paid in lieu of any fractional shares of Parent Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions payable in respect of the shares of Company Common Stock or Heat OpCo Units formerly represented by such Certificate.

(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock and Pacers OpCo Units. No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Pacers OpCo Units with a record date after the Initial Company Merger Effective Time with respect to the Parent Common Stock or the OpCo Merger Effective Time with respect to the Pacers OpCo Units (“Post-Effective Time Distributions”), shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock or Pacers OpCo Units, as applicable, that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Class A

Common Stock or Pacers OpCo Units shall be paid to any such holder, in each case, until such holder shall surrender such Certificate in accordance with this Section 3.5. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock or Pacers OpCo Units, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the Post-Effective Time Distributions theretofore paid with respect to such whole shares of Parent Common Stock or Pacers OpCo Units, as applicable, and (ii) at the appropriate payment date, the Post-Effective Time Distributions with a record date prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Pacers OpCo Units, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Pacers OpCo Units, as applicable, all whole shares of Parent Common Stock to be issued pursuant to the Initial Company Merger or Pacers OpCo Units to be issued pursuant to the OpCo Merger shall be entitled to Post-Effective Time Distributions pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Initial Company Merger Effective Time or Pacers OpCo Units were issued and outstanding as of the OpCo Merger Effective Time, as applicable.

(h) No Fractional Shares of Parent Common Stock or Fractional Pacers OpCo Units.

(i) No certificates or scrip or shares representing fractional shares of Parent Common Stock or fractional Pacers OpCo Units shall be issued upon the exchange of Eligible Shares or Eligible Heat OpCo Units, as applicable, and such fractional interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or equityholder of Pacers OpCo, as applicable, or a holder of shares of Parent Common Stock or Pacers OpCo Units, as applicable.

(ii) Notwithstanding any other provision of this Agreement, each holder of Eligible Shares that constitute Company Class A Common Stock, Company RSUs or Company PSUs, exchanged pursuant to the Company Mergers who would have otherwise have been entitled to receive a fraction of Parent Common Stock (after taking into account all Eligible Shares then held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the OpCo Merger Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 3.5(a) over (B) the aggregate number of full shares of Parent Common Stock to be distributed pursuant to Section 3.5(g) (such excess being herein referred to as, the “Excess Shares”). Following the OpCo Merger Effective Time, the Exchange Agent, as agent for the holders of Eligible Shares in connection with the Company Mergers, shall sell the Excess Shares at then prevailing prices on the NYSE, all in a manner provided in subsection (iii) of this Section 3.5(h).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Eligible Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Eligible Shares. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of applicable Certificates or Book-Entry Securities, as applicable, shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange

Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of net proceeds to which each holder of applicable Certificates or Book-Entry Securities, as applicable, shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of applicable Certificates or Book-Entry Securities is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of applicable Certificates or Book-Entry Securities are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of applicable Certificates or Book-Entry Securities with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.5(h). The payment of cash in lieu of fractional shares of Parent Class A Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(iv) Notwithstanding any other provision of this Agreement, each holder of Eligible Heat OpCo Units exchanged pursuant to the OpCo Merger, other than the Surviving Company or any of its wholly owned Subsidiaries, who would otherwise have been entitled to receive a fraction of a Pacers OpCo Unit (after taking into account all Certificates, Book-Entry Securities and Eligible Heat OpCo Units held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a Pacers OpCo Unit multiplied by (B) the volume weighted average price of the shares of Parent Class A Common Stock on the NYSE for the five (5) consecutive Trading Days immediately prior to the Closing Date as reported by Bloomberg, L.P. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional Pacers OpCo Units is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(v) Notwithstanding anything in this Agreement to the contrary, if any holder of Eligible Shares that constitute Company Class B Common Stock would otherwise be entitled to receive a fraction of a share of Parent Class C Common Stock, such fractional share of Parent Class C Common Stock shall be canceled, and such holder shall not be entitled to any additional consideration in respect of such fractional share of Parent Class C Common Stock. The Parties acknowledge and agree that any such fractional shares of Parent Class C Common Stock have no fair value for purposes of Section 155 of the DGCL.

(i) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, (ii) the number of Heat OpCo Units or securities convertible or exchangeable into or exercisable for Heat OpCo Units, (iii) the number of Pacers OpCo Units or securities convertible or exchangeable into or exercisable for Pacers OpCo Units or (iv) the number of shares of Parent Common Stock, or securities convertible or exchangeable into, exercisable for or settled in shares of Parent Common Stock (including options to purchase shares of Parent Common Stock, Parent Restricted Shares and Parent PSUs), in each case issued and outstanding after the date of this Agreement and prior to the Initial Company Merger Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio and the Merger Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Exchange Ratio and the Merger Consideration, subject to further adjustment in accordance with this Section 3.5(i). Nothing in this Section 3.5(i) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement (including Section 6.1 and Section 6.2).

(j) Withholding Taxes.

(i) Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Initial Surviving Corporation, the Surviving Company, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo, the Surviving OpCo, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold from any amounts otherwise payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Law (and, for the avoidance of doubt, to the extent any deduction or withholding is required in respect of the delivery of any shares of Parent Common Stock or Pacers OpCo Units pursuant to this Agreement, a portion of the shares of Parent Common Stock or Pacers OpCo Units otherwise deliverable hereunder may be deducted or withheld); provided, that to the extent Heat OpCo or any holder of Heat OpCo Units delivers an IRS Form W-9 in accordance with Section 3.5(j)(ii), absent a change in applicable Law, no such deduction or withholding in respect of U.S. federal income Taxes is anticipated with respect to the payment of the Merger Consideration to Heat OpCo or such holder of Heat OpCo Units, as applicable, hereunder; provided, further, that if Parent or any of its Affiliates determines that any deduction or withholding is required with respect to amounts payable to Heat OpCo or such holder of Heat OpCo Units, as applicable, hereunder (other than with respect to amounts treated as compensation or as a result of such Person’s failing to deliver the forms described in Section 3.5(j)(ii)), Parent shall use commercially reasonable efforts to provide prior notice to such Person of such intended deduction or withholding and shall reasonably cooperate with such Person to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are properly deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all applicable purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding. If withholding is taken (A) in shares of Parent Class A Common Stock, the relevant withholding agent shall be treated as having sold such shares of Parent Class A Common Stock on behalf of the applicable Person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant Taxing Authority, or (B) in Pacers OpCo Units, (I) Pacers OpCo shall be treated as having paid to the applicable Person an amount of cash equal to the fair market value thereof at the time of such withholding (and, for the avoidance of doubt, such payment shall be treated in a manner consistent with the Intended Tax Treatment) and (II) an equivalent number of shares of Parent Class C Common Stock shall also be withheld.

(ii) Heat OpCo shall (A) deliver to Parent and Pacers OpCo at or prior to the Closing a properly executed IRS Form W-9 with respect to itself and (B) use commercially reasonable efforts to cause each holder of Heat OpCo Units (other than the Company and its Subsidiaries) to deliver to Parent and Pacers OpCo at or prior to the Closing a properly executed IRS Form W-9 with respect to such holder. The Company shall deliver to Parent and Pacers OpCo at or prior to the Closing a properly executed IRS Form W-9 with respect to itself and each of its Subsidiaries that holds Heat OpCo Units.

Section 3.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Class B Common Stock issued and outstanding immediately prior to the Initial Company Merger Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Class B Merger Consideration payable pursuant to Section 3.1(b)(ii), but instead at the Initial Company Merger Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Initial Company Merger Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, except as otherwise set forth in this Section 3.6. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (a) such shares of Company Class B Common Stock shall thereupon cease to constitute Appraisal Shares and (b) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Initial Company Merger Effective Time, the right to receive, without interest thereon, the Class B Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Class B Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Initial Company Merger Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any amount payable to any holder of Appraisal Shares exercising appraisal rights shall be paid in accordance with the DGCL by Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by each of the Company Parties to the Parent Parties on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR, since January 1, 2022 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), the Company and Heat OpCo jointly and severally represent and warrant to each of the Parent Parties as follows:

Section 4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Class A Common Stock and 50,000,000 shares of Company Class B Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on August 18, 2023 (the “Measurement Date”): (A) 106,331,055 shares of Company Class A Common Stock were issued and outstanding, and approximately 5,170,435 shares of Company Class A Common Stock were reserved for issuance, (B) 34,257,641 shares of Company Class B Common Stock were issued and outstanding and (C) no shares of Company Preferred Stock were issued and outstanding.

(b) At the close of business on the Measurement Date, (i) there are (A) 34,257,641 shares of Company Class A Common Stock issuable upon redemption of the outstanding Heat OpCo Units, (B) 907,215 shares of Company Class A Common Stock subject to outstanding Company RSUs (including, for the avoidance of doubt, any dividend equivalents credited in the form of shares in respect of the Company RSUs), (C) 2,131,610 shares of Company Class A Common Stock subject to outstanding Company PSUs, assuming the target level of performance, and (D) 4,263,220 shares of Company Class A Common Stock subject to outstanding Company PSUs, assuming the maximum level of performance (in each case, including, for the avoidance of doubt, any dividend equivalents credited in the form of shares in respect of Company PSUs); (ii) 93,668,945 shares of Company Class A Common Stock remain available for issuance, including 5,407,085 shares of Company Class A Common Stock pursuant to the Company Equity Plan; (iii) there are 140,588,696 Heat OpCo Units issued and outstanding, of which the Company and its Subsidiaries collectively own 106,331,055 Heat OpCo Units, and Schedule 4.2(b) of the Company Disclosure Letter sets forth all securities of Heat OpCo as of the close of business on the Measurement Date by holder, including any securities convertible into or exchangeable or exercisable for, or measured by reference to, units of Heat OpCo; and (iv) no Heat OpCo Preferred Units are issued and outstanding.

(c) As of the close of business on the Measurement Date, except as set forth in this Section 4.2, there are outstanding: (i) no shares of Company Capital Stock, Heat OpCo Membership Interests or any Voting Debt or other voting securities of the Company or Heat OpCo, as applicable; (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Heat OpCo Membership Interests or any Voting Debt or other voting securities of the Company; and (iii) no options, warrants, restricted shares, restricted share units, stock appreciation rights, performance shares, “phantom” stock, subscriptions, calls, or similar securities or rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, Heat OpCo Membership Interests or any Voting Debt or other voting securities of the Company or Heat OpCo, as applicable, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, restricted share, restricted share unit, stock appreciation right, performance share, “phantom” stock, subscription, call, right, commitment or agreement.

(d) All outstanding shares of Company Common Stock and all Heat OpCo Units have been duly authorized and are validly issued, fully paid and nonassessable (except, in the case of the Heat OpCo Units, as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and are not subject to preemptive rights. All outstanding shares of Company Common Stock and all Heat OpCo Units have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law, (ii) the Organizational Documents of the Company or Heat OpCo, as applicable, and (iii) all requirements set forth in applicable Contracts (including the Company Equity Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or Heat OpCo, or a direct or indirect wholly owned Subsidiary of the Company or Heat OpCo, and are owned free and clear of all Encumbrances, other than Permitted Encumbrances. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company have been duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and all such shares or equity ownership interests are set forth in Schedule 4.2(d) of the Company Disclosure Letter. Except for the Company Support Agreement and the Organizational Documents of the Company and its Subsidiaries, and except as set forth on Schedule 4.2(d) of the Company Disclosure Letter, there are not any stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock or any other shares of Company Capital Stock.

(e) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person, in each case other than as set forth on Schedule 4.2(e) of the Company Disclosure Letter.

Section 4.3 Authority; No Violations; Consents and Approvals.

(a) Each of the Company Parties has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which any Company Party is a party and, subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware and the obtaining of Company Stockholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company Parties and each other Transaction Document to which any Company Party is a party and the consummation by each Company Party of the Transactions have been duly authorized by all necessary action on the part of each of the Company Parties (subject, only with respect to the consummation of the Mergers, to obtaining Company Stockholder Approval), subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement and each other Transaction Document to which any Company Party is a party has been duly executed and delivered by each applicable Company Party, and assuming the due and valid execution of this Agreement and each other Transaction Document to which any Company Party is a party by the other parties hereto and thereto, constitutes a valid and binding obligation of the applicable Company Parties enforceable against the applicable Company Parties, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Company Mergers, are fair to, and in the best interests of, the Company and the holders of the Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Company Mergers, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for its adoption, and (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement and approve the Transactions, including the Company Mergers (such recommendation described in clause (iv), the “Company Board Recommendation”). The Company, in its capacity as sole managing member of Heat OpCo, approving and declaring advisable this Agreement and the Transactions, including the OpCo Merger is the only vote of the holders of any class or series of Heat OpCo Membership Interests necessary to approve and adopt this Agreement and the OpCo Merger. Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Company Mergers.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document to which any Company Party is a party does not, and the consummation of the Transactions will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of the Company (assuming Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement (subject, in the case of the Company Credit Facility, to the payoff and termination thereof prior to or substantially concurrently with Closing), note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and Company Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except for this Agreement, the Company Parties are not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by any Company Party or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any Company Party or Subsidiary thereof is party or the consummation by any of the Company Parties of the Transactions, except for: (a) any filings of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of any applicable waiting periods with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement/prospectus in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement/Prospectus”) relating to the Company Stockholders Meeting and Parent Stockholders Meeting, which the Joint Proxy Statement/Prospectus may form part of the Registration Statement, and (ii) such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Company SEC Documents; Financial Statements.

(a) Since December 31, 2021 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c) The Company has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by the Company or its Subsidiaries, (ii) is not, and since January 1, 2022, there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and (iii) is not, and since January 1, 2022, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

Section 4.6 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) From June 30, 2023 (the “Balance Sheet Date”) through the date of this Agreement:

(i) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and

(iii) neither the Company nor any of its Subsidiaries has undertaken any action that would be prohibited by Section 6.1(b)(i)(A) or Section 6.1(b)(iv)—Section 6.1(b)(xiii) if such provisions were in effect at all times since the Balance Sheet Date.

Section 4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities to the extent adequately provided for on the balance sheet of the Company (i) dated as of December 31, 2022 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2022 or (ii) dated as of June 30, 2023 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the six (6) months ended June 30, 2023; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2022; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as expressly permitted or required under this Agreement; (e) liabilities incurred in connection with the transactions contemplated by the Novo Purchase Agreement to the extent set forth on Schedule 4.7(e) of the Company Disclosure Letter; and (f) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company Parties for inclusion or incorporation by reference in (a) a registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Class A Common Stock issuable in the Initial Company Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to stockholders of the Company and to the stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation is made by the Company Parties with respect to the statements made therein based on information supplied by any of the Parent Parties specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the first sentence of Section 5.8, the Joint Proxy

Statement/Prospectus and the Registration Statement will comply as to form in all material respects with, as applicable, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by the Company Parties with respect to the statements made therein based on information supplied by any of the Parent Parties specifically for inclusion or incorporation by reference therein.

Section 4.9 Company Permits; Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The businesses of the Company and its Subsidiaries and, with respect to the business and Oil and Gas Properties of the Company and its Subsidiaries that are operated by third parties, to the knowledge of the Company, are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except, in each case, for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Benefit Plans.

(b) With respect to each material Company Benefit Plan, the Company has provided or made available to the Parent true, correct and complete copies of the current plan and trust documents (or a written description of material terms if such plan is not written) and, to the extent applicable, (i) the most recent favorable determination, advisory or opinion letter received from the Internal Revenue Service; (ii) the most recent report filed on Form 5500 (and all schedules and attachments thereto); (iii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iv) the most recently prepared actuarial reports and financial statements; (v) all related insurance contracts or other funding arrangements; and (vi) all material non-routine correspondence to or from any Governmental Entity received in the past three (3) years addressing any matter involving actual or potential material liability relating to a Company Benefit Plan.

(c) Each Company Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, a material liability to the Company.

(d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, on behalf of or with respect to, any of the Company Benefit Plans, except for such Proceedings that would not reasonably be expected to be, individually or in the aggregate, a material liability to the Company, and there are no Proceedings by a Governmental Entity on behalf of or with respect to any of the Company Benefit Plans, except for such Proceedings that would not reasonably be expected to be, individually or in the aggregate, a material liability to the Company.

(e) All material contributions, reimbursements, and premium payments required to be made by the Company or any of its Subsidiaries with respect to the Company Benefit Plans pursuant to their terms or applicable Law have been timely made or properly accrued or otherwise been adequately reserved to the extent required by, and in accordance with, GAAP.

(f) Each Company Benefit Plan that is or was intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or may rely upon a current opinion or advisory letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any Company Benefit Plan, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, has engaged in a “prohibited transaction” or breach of a fiduciary duty (as determined under ERISA) in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. The Company and its Subsidiaries have not incurred any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g) Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has an obligation to contribute to (including on account of any member of their Aggregated Group) or has any current or contingent liability or obligation under or with respect to, and no Company Benefit Plan is, a plan that is or was: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(h) Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law for which the recipient pays the full premium cost of coverage, no Company Benefit Plan provides and the Company and its Subsidiaries have no current or potential obligation to provide retiree, post-employment, post-ownership, or post-service medical, disability, life insurance or other welfare benefits to any Person.

(i) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, either alone or in combination with another event, could: (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Subsidiary thereof (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash or property); (ii) increase the amount of compensation or benefits due or payable to any such Person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by the Company to any Company Benefit Plan; (v) restrict the ability of the Company to merge, amend or terminate any Company Benefit Plan, (vi) result in the forgiveness of any employee or service provider loan; or (vii) result in any payment (whether in cash, property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company or any of its Subsidiaries that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(j) Neither the Company nor any Subsidiary thereof has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k) To the knowledge of the Company, (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and (ii) to the knowledge of the Company, no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(l) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee of the Company or any Subsidiary thereof (“Company Employees”) who resides or works outside of the United States.

Section 4.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement and no employee of the Company or any of its Subsidiaries is represented by any labor union, works council, or similar labor organization or employee representative body with respect to his or her employment with the Company or its Subsidiary. There is no, and since the Applicable Date there has been no, pending or, to the knowledge of the Company, threatened union representation petition involving employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no, and since the Applicable Date there have not been any, union organizing activities with respect to any employees of the Company or its Subsidiaries.

(b) There is, and since the Applicable Date there has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, handbilling unfair labor practice charges, labor arbitration, material labor grievances, or other material labor dispute pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all respects with all applicable Laws respecting labor, employment and employment practices, including all such Laws respecting terms and conditions of employment, wages and hours, worker classification (including the classification of exempt and non-exempt employees and of independent contractors), discrimination, retaliation, harassment, workers’ compensation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), recordkeeping, whistleblowing, disability rights or benefits, equal opportunity, pay transparency, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave (including family and medical leave) issues, child labor, unemployment insurance, and occupational health and safety requirements, in each case other than any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are, and since the Applicable Date there have been, no Proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or individual classified as an independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and each of its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which any of them is or, within the past three years, has been made aware. With respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and do not have any knowledge of any allegations relating to officers, directors, employees, contractors or agents of the Company and its Subsidiaries that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

Section 4.12 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of the Company in accordance with GAAP. All withholding Tax requirements imposed on or with respect to payments by the Company or any of its Subsidiaries to employees, creditors or equityholders have been satisfied, and the Company and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(iii) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(iv) Except as set forth on Schedule 4.12 of the Company Disclosure Letter, there is no audit, investigation or other similar Proceeding currently being conducted or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(v) Except as set forth on Schedule 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(vi) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return or pay Taxes that the Company or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vii) There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes.

(viii) Neither the Company nor any of its Subsidiaries is a party to, has any obligation under or is bound by any Tax allocation, sharing or indemnity Contract or arrangement pursuant to which it will have any potential liability to any Person after the Initial Company Merger Effective Time (excluding (A) any Contract or arrangement solely between or among the Company and/or any of its Subsidiaries, and (B) any customary provisions contained in any commercial agreement entered into in the ordinary course of business).

(ix) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(x) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(xi) Each Subsidiary of Heat OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

(b) Heat OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

Section 4.13 Litigation. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since the Applicable Date there has been, no (a) Proceeding pending, or, to the knowledge of the Company, threatened against or by the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. Except as set forth on Schedule 4.13 of the Company Disclosure Letter, as of the date hereof, no officer or director of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

Section 4.14 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the business of each of the Company and its Subsidiaries as conducted during the applicable time has not infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect. To the knowledge of the Company in the last three (3) years, no third party has infringed, misappropriated or violated the Company Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no (and in the past three (3) years there have been no) Proceedings pending, or to the knowledge of the Company, threatened (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against Company or any of its Subsidiaries alleging infringement, misappropriation, or other violation of any Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable measures consistent with prudent industry practices to protect the Company Owned IP together with the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Person who has participated in the development of any material Intellectual Property for the Company or any of its Subsidiaries has executed and delivered to the Company or any applicable Subsidiary of the Company a valid and enforceable written Contract providing for (i) the confidentiality and non-disclosure by such Person of all trade secrets and confidential information and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or the applicable Subsidiary of all right, title and interest in and to such Intellectual Property (in the case, in accordance with all applicable Laws and without further consideration or any restrictions or obligations (unless, with respect to this clause (ii), sole ownership of any such Intellectual Property automatically vests with the Company or applicable Subsidiary under applicable Law)), except in each case where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Information Technology and Data Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not experienced any material failures, breakdowns, outages, or unavailability within the past three (3) years; and (iii) to the knowledge of the Company, are free from any “back door,” virus, malware, Trojan horse or similar malicious code and material bugs.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries, and (ii) the Company and each of its Subsidiaries are, and in the past three (3) years have been, in compliance with all Company Data Security Requirements.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, (i) there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has experienced or been subject to any Security Incident, and (iii) neither the Company nor any of its Subsidiaries has received any written notices or complaints from any Person or been the subject of Proceeding with respect to any Security Incident or breach or violation of any Company Data Security Requirement.

Section 4.16 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased or subleased or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property” and, together with the Company Owned Real Property, the “Company Material Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances; (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is, to the knowledge of the Company, in full force and effect and is valid and enforceable against the parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease; and (c) as of the date of this Agreement there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

Section 4.17 Rights-of-Way. Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted in the ordinary course, and subject to the limitations, qualifications, reservations and Encumbrances contained in any Company SEC Document, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Oil and Gas Matters.

(a) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date specified in the reserve report prepared by the Company Reserve Engineer relating to the Company’s interests referred to therein and dated as of December 31, 2022 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles the Company (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which the Company and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Company Reserve Report), (2) obligates the Company (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Reserve Engineer relating to the Company’s interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to the Company Reserve Engineer’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. To the Company’s knowledge, any assumptions or estimates provided by the Company’s Subsidiaries to the Company Reserve Engineer in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Reserve Engineer, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by the Company or any of its Subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries. To the knowledge of the Company, Schedule 4.18(c) of the Company Disclosure Letter sets forth all the material Oil and Gas Leases where (1) the primary term thereof is scheduled to expire by the express terms thereof (in whole or in part) at any time prior to the one year anniversary of the date of this Agreement and (2) in which the primary term is not currently being perpetuated by production in paying quantities, operations or other terms of the applicable Oil and Gas Leases.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells. Neither the Company nor any of its Subsidiaries (i) is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery or (ii) has any material transportation, processing or plant imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries that were drilled and completed by the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Company or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by the Company or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole and is not reflected in the Company Reserve Reports or where such election not to participate in such operation or activity was made after the date of the Company Reserve Reports in the ordinary course of business.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to Oil and Gas Properties operated by the Company and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(i) As of the date of this Agreement, except as set forth on Schedule 4.18(i) of the Company Disclosure Letter, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on the Company or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties for which such operations have not been completed that the Company reasonably anticipates will individually or in the aggregate require expenditures after the Initial Company Merger Effective Time of greater than $10,000,000.

Section 4.19 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and since the Applicable Date has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for their respective businesses and operations as currently conducted, including current ownership or occupancy of any real property;

(b) Neither the Company nor any of its Subsidiaries is subject to any outstanding order, consent or other agreement with any Governmental Entity relating to alleged violations of, or liability arising under, Environmental Laws, and the Company and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c) Neither the Company nor any of its Subsidiaries has exposed any Person to, disposed of, arranged for or permitted the disposal of, transported or Released, or owned or operated any property or facility that is or has been contaminated by, any Hazardous Materials, in each case, in a manner or under conditions giving rise to a current remedial liability or obligation of the Company or its Subsidiaries under Environmental Laws;

(d) Neither the Company nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws, including with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by the Company, by or in connection with the Company’s operations, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, in each case that remains unresolved; and

(e) Except for customary indemnities in standard service agreements, neither the Company nor any of its Subsidiaries has contractually assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person under any Environmental Law that remains outstanding.

The representations and warranties in Section 4.4 and this Section 4.19 represent the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to compliance with or liability under Environmental Laws, Company Permits issued thereunder, or with respect to Hazardous Materials.

Section 4.20 Material Contracts.

(a) Schedule 4.20 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party;

(ii) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with respect to which the Company reasonably expects that the Company and its Subsidiaries will make or receive payments in any calendar year in excess of $20,000,000 or aggregate payments in excess of $30,000,000, in each case other than (A) any Contract providing for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons, or related to Hydrocarbons, produced water or freshwater or Contracts for gathering, processing, transportation, treating, storage, blending or similar midstream services (each, a “Company Marketing Contract”), or (B) master services agreements and similar agreements;

(iii) each Contract (other than agreements solely between or among the Company and its Subsidiaries) (A) evidencing Indebtedness of the Company or any of its Subsidiaries or (B) that creates a capitalized lease obligation of the Company or any of its Subsidiaries, in each case with an aggregate principal amount in excess of $20,000,000;

(iv) each Contract to which the Company or any Subsidiary of the Company is a party that (A) requires the Company or any Subsidiary of the Company to conduct any business on a “most favored nations” basis with any third party or (B) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A) and (B), for such restrictions, requirements and provisions that are not material to the Company and its Subsidiaries or that relate to acreage dedications;

(v) each Contract that (A) purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after the Initial Company Merger Effective Time, Parent or its Subsidiaries) may engage or the locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision) or (B) could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Initial Company Merger Effective Time, Parent or its Subsidiaries);

(vi) each Contract for any Derivative Transaction;

(vii) any Company Marketing Contract which is not terminable without penalty or other payment upon 90 days’ or less notice and (A) that would reasonably be expected to involve payments in excess of $10,000,000 in any calendar year, (B) that contains acreage dedications other than wellbore-only dedications or (C) that contains minimum volume commitments or capacity reservation fees that would reasonably be expected to involve payments, taken as a whole, of more than $1,000,000 in any calendar year;

(viii) any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments by or to the Company or any of its Subsidiaries in excess of $5,000,000;

(ix) each Contract for lease of personal property or real property (other than Oil and Gas Properties and Contracts related to drilling rigs) involving payments in excess of $5,000,000 in any calendar year that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within ninety (90) days;

(x) each Contract that would reasonably be expected to require the disposition of any assets or line of business of the Company or its Subsidiaries (or, after the Initial Company Merger Effective Time, Parent or its Subsidiaries) for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $5,000,000;

(xi) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any of the assets or properties of the Company or its Subsidiaries (including any Oil and Gas Properties but excluding purchases and sales of Hydrocarbons), taken as a whole, for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $5,000,000;

(xii) each material joint venture agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of the Company or that are exclusively among (a) the Company and any of its wholly owned Subsidiaries or (b) Heat OpCo and any of its wholly owned Subsidiaries;

(xiii) each agreement for the employment or engagement of any current or former employee, officer, director or other individual service provider of the Company or any Subsidiary thereof that (A) provides for (1) annual compensation that could exceed $150,000; (2) payment of any severance benefits; or (3) any change in control, retention or other payments that would be triggered solely by the consummation of the Transactions contemplated hereunder; or (B) cannot be terminated upon thirty (30) days’ notice or less without further payment, liability or obligation;

(xiv) each Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xv) each Contract relating to a Company Related Party Transaction; and

(xvi) each joint development agreement, exploration agreement, participation, farmout, farmin or similar Contract, excluding joint operating agreements, that would reasonably be expected to require the Company or any of its Subsidiaries to make expenditures in excess of $20,000,000 in any one calendar year period.

(b) Collectively, the Contracts described in Section 4.20(a) are herein referred to as the “Company Contracts,” including, for the avoidance of doubt, any Company Marketing Contract responsive under Section 4.20(a)(vii). A complete and correct copy of each of the Company Contracts (other than the Company Marketing Contracts) has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the material insurance policies held by the Company or any of its Subsidiaries (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

Section 4.22 Derivative Transactions and Hedging.

All Derivative Transactions of the Company and its Subsidiaries in effect as of the date hereof were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in all material respects in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries; and

The Company and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

(a) The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company or its Subsidiaries, as of the dates reflected therein.

Section 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of RBC Capital Markets, LLC (the “Company FA”) addressed to the Company Board to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by the Company FA as set forth therein, the Exchange Ratio provided for in the Initial Company Merger is fair, from a financial point of view, to the holders of the Eligible Class A Shares.

Section 4.24 Brokers. Except for the fees and expenses payable to the advisors set forth on Schedule 4.24 of the Company Disclosure Letter, no broker, investment banker, advisor, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.25 Related Party Transactions. Except as set forth on Schedule 4.25 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of the Company), in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Company Related Party Transaction”).

Section 4.26 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except as set forth on Schedule 4.26 of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978, or the Interstate Commerce Act, in each case as amended, or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.

Section 4.27 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.29, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement or the Transactions.

Section 4.28 Tax Treatment. Neither the Company nor any of its Subsidiaries is aware, after reasonable diligence, of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 4.29 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, none of the Company Parties or any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company Parties nor any other Person makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company Parties in this Article IV, any oral or written information presented to any Parent Party or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.29 shall limit any Parent Party’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Company Parties in this Article IV. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 4.29 shall waive, disclaim or supersede in any manner the representations and warranties made by the parties to the Company Support Agreement that are expressly set forth in the Company Support Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub I, Merger Sub II and Pacers OpCo) whatsoever, express or implied, beyond those expressly given by the Parent and Pacers OpCo in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives and that none of the Company Parties has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other Transactions) and that none of the Company Parties has relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by each of the Parent Parties to the Company Parties on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR, since January 1, 2022 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Parent and Pacers OpCo jointly and severally represent and warrant to each of the Company Parties as follows:

Section 5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Parent, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

Section 5.2 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 1,000,000,000 shares of Parent Class A Common Stock, (ii) 500,000,000 shares of Parent Class C Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (collectively, the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the Measurement Date: (A) 321,840,109 shares of Parent Class A Common Stock were issued and outstanding and approximately 308,784,914 shares of Parent Class A Common Stock were reserved for issuance, (B) 244,127,559 shares of Parent Class C Common Stock were issued and outstanding and (C) no shares of Parent Preferred Stock were issued and outstanding.

(b) As of the close of business on the Measurement Date, (i) there are (A) 244,127,559 shares of Parent Class A Common Stock issuable upon redemption of the outstanding Pacers OpCo Units, (B) 5,934,436 shares of Parent Class A Common Stock subject to outstanding Parent Restricted Shares, (C) 4,415,863 shares of Parent Class A Common Stock subject to outstanding Parent PSUs, assuming the target level of performance, and (D) 1,115,299 shares of Parent Class A Common Stock subject to outstanding Parent Options; (ii) 369,374,977 shares of Parent Class A Common Stock remain available for issuance, including 24,275,813 shares of Parent Class A Common Stock pursuant to the Parent Equity Plan; (iii) there are 565,967,668 Pacers OpCo Units issued and outstanding, of which Parent and its Subsidiaries collectively own 321,840,109 Pacers OpCo Units, and Schedule 5.2(b) of the Parent Disclosure Letter sets forth all securities of Pacers OpCo as of the close of business on the Measurement Date by holder, including any securities convertible into or exchangeable or exercisable for, or measured by reference to, units of Pacers OpCo; and (iv) no Pacers OpCo Preferred Units are issued and outstanding.

(c) As of the close of business on the Measurement Date, except as set forth in this Section 5.2, there are outstanding: (i) no shares of Parent Capital Stock, Pacers OpCo Membership Interests or any Voting Debt or other voting securities of Parent or Pacers OpCo, as applicable; (ii) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock, Pacers OpCo Membership Interests or any Voting Debt or other voting securities of Parent; and (iii) no options, warrants, restricted shares, restricted share units, stock appreciation rights, performance shares, “phantom” stock, subscriptions, calls, or similar securities or rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, Pacers OpCo Membership Interests or any Voting Debt or other voting securities of Parent or Pacers OpCo, as applicable, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, restricted share, restricted share unit, stock appreciation right, performance share, “phantom” stock, subscription, call, right, commitment or agreement.

(d) All outstanding shares of Parent Capital Stock and all Pacers OpCo Units have been duly authorized and are validly issued, fully paid and nonassessable (except, in the case of the Pacers OpCo Units, as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and are not subject to preemptive rights. The shares of Parent Common Stock and Pacers OpCo Units to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable (except, in the case of the Pacers OpCo Units, as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and not subject to preemptive rights. The shares of Parent Common Stock and Pacers OpCo Units to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law, (ii) the Organizational Documents of Parent or Pacers OpCo, as applicable, and (iii) all requirements set forth in applicable Contracts (including the Parent Equity Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent or Pacers OpCo, or a direct or indirect wholly owned Subsidiary of Parent or Pacers OpCo, and are owned free and clear of all Encumbrances, other than Permitted Encumbrances. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent have been duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and all such shares or equity ownership interests are set forth in Schedule 5.2 of the Parent Disclosure Letter. Except for the Parent Support Agreement and the Organizational Documents of Parent and its Subsidiaries, there are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock.

(e) As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person, in each case other than as set forth on Schedule 5.2(e) of the Parent Disclosure Letter.

(f) As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

(g) As of the date of this Agreement, Parent owns all of the outstanding equity interests in Merger Sub II.

Section 5.3 Authority; No Violations; Consents and Approvals.

(a) Each of the Parent Parties has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which any Parent Party is a party and, subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware and the obtaining of Parent Stockholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Parent Parties and each other Transaction Document to which any Parent Party is a party and the consummation by each Parent Party of the Transactions have been duly authorized by all necessary action on the part of each of Parent (subject, only with respect to the Parent Stock Issuance, to obtaining Parent Stockholder Approval), Merger Sub I (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub I, which shall occur immediately after the execution and delivery of this Agreement) and Merger Sub II, subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement and each other Transaction Document to which any Parent Party is a party has been duly executed and delivered by each applicable Parent Party, and assuming the due and valid execution of this Agreement and each other Transaction Document to which any Parent Party is a party by the other parties hereto and thereto, constitutes a valid and binding obligation of the applicable Parent Party enforceable against the applicable Parent Parties, in accordance with its terms, subject as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of shares of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board, at a meeting duly called and held, has by unanimous vote (A) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Merger Sub I and the sole stockholder of Merger Sub I and (B) approved and declared advisable this Agreement and the Transactions, including the Mergers. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub I, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub I. Parent, as the sole member of Merger Sub II and the Managing Member and Majority Member (as such terms are defined in the Pacers OpCo LLC Agreement) of Pacers Opco, approved and declared advisable this Agreement and the Transactions, including the OpCo Merger. Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document to which any Parent Party is a party does not, and the consummation of the Transactions will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of Parent (assuming that Parent Stockholder Approval is obtained) or any of its Subsidiaries (including Merger Sub I and Merger Sub II), (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and Parent Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except for this Agreement, the Parent Parties are not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 5.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by any Parent Party or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any Parent Party or Subsidiary thereof is party or the consummation by any of the Parent Parties of the Transactions, except for: (a) any filings of a premerger notification report by Parent under the HSR Act, and the expiration or termination of any applicable waiting periods with respect thereto; (b) the filing with the SEC of (i) the Registration Statement relating to the registration under the Securities Act of the shares of Parent Common Stock to be issued under this Agreement, (ii) the Joint Proxy Statement/Prospectus relating to the Company Stockholders Meeting and the Parent Stockholders Meeting which may form part of the Registration Statement and (iii) such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Parent SEC Documents; Financial Statements.

(a) Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or in the case of Parent SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or in the case of Parent SEC Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c) Other than with respect to the assets that were contributed into Pacers OpCo through the merger of Colgate Energy Partners III, LLC with and into Pacers OpCo on September 1, 2022, for the year ended December 31, 2022, Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by Parent or its Subsidiaries, (ii) is not, and since January 1, 2022, there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (iii) is not, and since January 1, 2022, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

Section 5.6 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b) From the Balance Sheet Date through the date of this Agreement:

(i) Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Oil and Gas Properties of Parent and its Subsidiaries, whether or not covered by insurance; and

(iii) neither Parent nor any of its Subsidiaries has undertaken any action that would be prohibited by Section 6.2(b)(i)(A) or Section 6.2(b)(iv)—Section 6.2(b)(viii) if such provisions were in effect at all times since the Balance Sheet Date.

Section 5.7 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities to the extent adequately provided for on the balance sheet of Parent (i) dated as of December 31, 2022 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2022 or (ii) dated as of June 30, 2023 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the six (6) months ended June 30, 2023; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2022; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as expressly permitted or required under this Agreement; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation is made by the Parent Parties with respect to the statements made therein based on information supplied by any of the Company Parties specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with, as applicable, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by the Parent Parties with respect to the statements made therein based on information supplied by any of the Company Parties specifically for inclusion or incorporation by reference therein.

Section 5.9 Parent Permits; Compliance with Applicable Law.

(a) Parent and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The businesses of Parent and its Subsidiaries and, with respect to the business and Oil and Gas Properties of Parent and its Subsidiaries that are operated by third parties, to the knowledge of Parent, are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except, in each case, for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Parent Benefit Plans.

(b) Each material Parent Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Parent, threatened against, on behalf of or with respect to, any of the Parent Benefit Plans, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Proceedings by a Governmental Entity on behalf of or with respect to any of the Parent Benefit Plans, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Each Parent Benefit Plan that is or was intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or may rely upon a current opinion or advisory letter from the Internal Revenue Service and to the knowledge of Parent nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Benefit Plan. The Parent and its Subsidiaries have not incurred any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) Neither the Parent nor any of its Subsidiaries sponsors, maintains, contributes to or has an obligation to contribute to (including on account of any member of their Aggregated Group) or has any current or contingent liability or obligation under or with respect to, and no Parent Benefit Plan is, a plan that is: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Parent nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(f) Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law for which the recipient pays the full premium cost of coverage, no Parent Benefit Plan provides and the Parent and its Subsidiaries have no current or potential obligation to provide retiree, post-employment, post-ownership, or post-service medical, disability, life insurance or other welfare benefits to any Person.

Section 5.11 Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to or bound by any Labor Agreement and no employee of Parent or any of its Subsidiaries is represented by any labor union, works council, or similar labor organization or employee representative body with respect to his or her employment with Parent or its Subsidiary. There is no, and since the Applicable Date there has been no, pending or, to the knowledge of Parent, threatened union representation petition involving employees of Parent or any of its Subsidiaries. To the knowledge of Parent, there are no, and since the Applicable Date there have not been any, union organizing activities with respect to any employees of Parent or its Subsidiaries.

(b) There is, and since the Applicable Date there has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, handbilling unfair labor practice charges, labor arbitration, material labor grievances, or other material labor dispute pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries.

(c) There is, and since the Applicable Date there has been, no actual, or to the knowledge of Parent, threatened unfair labor practice charges, labor arbitration, material labor grievances, strike, lockout, concerted work stoppage, organized labor slowdown or any other material labor related Proceedings against or by Parent or any of its Subsidiaries.

(d) Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance in all respects with all applicable Laws respecting labor, employment and employment practices, including all such Laws respecting terms and conditions of employment, wages and hours, worker classification (including the classification of exempt and non-exempt employees and of independent contractors), discrimination, retaliation, harassment, workers’ compensation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), recordkeeping, whistleblowing, disability rights or benefits, equal opportunity, pay transparency, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave (including family and medical leave) issues, child labor, unemployment insurance, and occupational health and safety requirements, in each case other than any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are, and since the Applicable Date there have been, no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or individual classified as an independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Applicable Date, neither Parent nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Parent and each of its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which any of them is or, within the past three years, has been made aware. With respect to each such allegation with potential merit, Parent and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. Parent and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and do not have any knowledge of any allegations relating to officers, directors, employees, contractors or agents of Parent and its Subsidiaries that, if known to the public, would bring Parent and its Subsidiaries into material disrepute.

Section 5.12 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) All Tax Returns required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of Parent in accordance with GAAP. All withholding Tax requirements imposed on or with respect to payments by Parent or any of its Subsidiaries to employees, creditors or equityholders have been satisfied, and Parent and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(iii) There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of Parent in accordance with GAAP.

(iv) There is no audit, investigation or other similar Proceeding currently being conducted or, to the knowledge of Parent, threatened with respect to any Taxes or Tax Returns of Parent or any of its Subsidiaries.

(v) Neither Parent nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Parent or any of its Subsidiaries) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(vi) No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return or pay Taxes that Parent or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vii) There are no Encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes.

(viii) Neither Parent nor any of its Subsidiaries is a party to, has any obligation under or is bound by any Tax allocation, sharing or indemnity Contract or arrangement pursuant to which it will have any potential liability to any Person after the Initial Company Merger Effective Time (excluding (A) any Contract or arrangement solely between or among Parent and/or any of its Subsidiaries, and (B) any customary provisions contained in any commercial agreement entered into in the ordinary course of business).

(ix) Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(x) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(xi) Except as set forth on Schedule 5.12(a)(xi) of the Parent Disclosure Letter, each Subsidiary of Pacers OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

(b) Merger Sub II is, and has been since its formation, properly classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes. Pacers OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

Section 5.13 Litigation. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is, and since the Applicable Date there has been, no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries. Except as set forth on Schedule 5.13 of the Parent Disclosure Letter, as of the date hereof, no officer or director of Parent is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent or any of its Subsidiaries.

Section 5.14 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased or subleased or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property” and, together with the Parent Owned Real Property, the “Parent Material Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted

Encumbrances; (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) is, to the knowledge of Parent, in full force and effect and is valid and enforceable against the parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease; and (c) as of the date of this Agreement there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain Proceedings that affect any of Parent’s Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

Section 5.15 Rights-of-Way. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business as presently conducted in the ordinary course, and subject to the limitations, qualifications, reservations and Encumbrances contained in any Parent SEC Document, except for such Rights-of-Way, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.16 Oil and Gas Matters.

(a) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date specified in the reserve report prepared by the Parent Reserve Engineer relating to Parent’s interests referred to therein and dated as of December 31, 2022 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.1(b)(v)), Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles Parent (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which Parent and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Parent Reserve Report), (2) obligates Parent (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Reserve Engineer relating to Parent’s interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to the Parent Reserve Engineer’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all respects. To the Parent’s knowledge, any assumptions or estimates provided by the Parent’s Subsidiaries to the Parent Reserve Engineer in connection with its preparation of the Parent Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Parent at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Reserve Engineer, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by Parent or any of its Subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law) and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries. To the knowledge of Parent, Schedule 5.16(c) of the Parent Disclosure Letter sets forth all the material Oil and Gas Leases where (1) the primary term thereof is scheduled to expire by the express terms thereof (in whole or in part) at any time prior to the one year anniversary of the date of this Agreement and (2) in which the primary term is not currently being perpetuated by production in paying quantities, operations or other terms of the applicable Oil and Gas Leases.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells. Neither Parent nor any of its Subsidiaries (i) is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery or (ii) has any material transportation, processing or plant imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries that were drilled and completed by Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by Parent or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by Parent or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to Parent and its Subsidiaries, taken as a whole and is not reflected in the Parent Reserve Reports or where such election not to participate in such operation or activity was made after the date of the Parent Reserve Reports in the ordinary course of business.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to Oil and Gas Properties operated by Parent and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(i) As of the date of this Agreement, except as set forth on Schedule 5.16(i) of the Parent Disclosure Letter, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on Parent or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties for which such operations have not been completed that Parent reasonably anticipates will individually or in the aggregate require expenditures after the Initial Company Merger Effective Time of greater than $20,000,000.

Section 5.17 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) The Parent and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and since the Applicable Date has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for their respective businesses and operations as currently conducted, including current ownership or occupancy of any real property;

(b) Neither the Parent nor any of its Subsidiaries is subject to any outstanding order, consent or other agreement with any Governmental Entity relating to alleged violations of, or liability arising under, Environmental Laws, and the Parent and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c) Neither Parent nor any of its Subsidiaries has exposed any Person to, disposed of, arranged for or permitted the disposal of, transported or Released, or owned or operated any property or facility that is or has been contaminated by, any Hazardous Materials, in each case, in a manner or under conditions giving rise to a current remedial liability or obligation of Parent or its Subsidiaries under Environmental Laws;

(d) Neither Parent nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws, including with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by Parent, by or in connection with Parent’s operations, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, in each case that remains unresolved; and

(e) Except for customary indemnities in standard service agreements, neither Parent nor any of its Subsidiaries has contractually assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person under any Environmental Law that remains outstanding.

(f) The representations and warranties in Section 5.4 and this Section 5.17 represent the sole and exclusive representations and warranties of the Parent and its Subsidiaries with respect to compliance with or liability under Environmental Laws, Parent Permits issued thereunder, or with respect to Hazardous Materials.

Section 5.18 Material Contracts.

(a) Schedule 5.18 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Parent or any of its Subsidiaries is a party;

(ii) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with respect to which Parent reasonably expects that Parent and its Subsidiaries will make or receive payments in any calendar year in excess of $40,000,000 or aggregate payments in excess of $60,000,000, in each case other than (A) any Contract providing for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons, or related to Hydrocarbons, produced water or freshwater or Contracts for gathering, processing, transportation, treating, storage, blending or similar midstream services (each, a “Parent Marketing Contract”) or (B) master services agreements and similar agreements;

(iii) each Contract (other than agreements solely between or among Parent and its Subsidiaries) (A) evidencing Indebtedness of Parent or any of its Subsidiaries or (B) that creates a capitalized lease obligation of Parent or any of its Subsidiaries, in each case with an aggregate principal amount in excess of $40,000,000;

(iv) each Contract to which Parent or any Subsidiary of Parent is a party that (A) requires Parent or any Subsidiary of Parent to conduct any business on a “most favored nations” basis with any third party or (B) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A) and (B), for such restrictions, requirements and provisions that are not material to Parent and its Subsidiaries or that relate to acreage dedications;

(v) each Contract that (A) purports to limit in any material respect either the type of business in which Parent or any of its Subsidiaries may engage or the locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision) or (B) could require the disposition of any material assets or line of business of Parent or its Subsidiaries;

(vi) each Contract for any Derivative Transaction;

(vii) any Parent Marketing Contract which is not terminable without penalty or other payment upon 90 days’ or less notice and (A) that would reasonably be expected to involve payments in excess of $20,000,000 in any calendar year, (B) that contains acreage dedications other than wellbore-only dedications or (C) that contains minimum volume commitments or capacity reservation fees that would reasonably be expected to involve payments by Parent and its Subsidiaries, taken as a whole, of more than $2,000,000 in any calendar year;

(viii) any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Parent set forth in the Parent Reserve Report), that would reasonably be expected to result in annual payments by or to Parent or any of its Subsidiaries in excess of $10,000,000;

(ix) each Contract for lease of personal property or real property (other than Oil and Gas Properties and Contracts related to drilling rigs) involving payments in excess of $10,000,000 in any calendar year that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination to ) within ninety (90) days;

(x) each Contract that would reasonably be expected to require the disposition of any assets or line of business of Parent or its Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $10,000,000;

(xi) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any of the assets or properties of Parent or its Subsidiaries (including any Oil and Gas Properties but excluding purchases and sales of Hydrocarbons), taken as a whole, for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $10,000,000;

(xii) each material joint venture agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of Parent or that are exclusively among Parent and its wholly owned Subsidiaries;

(xiii) each Contract relating to a Parent Related Party Transaction; and

(xiv) each joint development agreement, exploration agreement, participation, farmout, farmin or similar Contract, excluding joint operating agreements, that would reasonably be expected to require Parent or any of its Subsidiaries to make expenditures in excess of $40,000,000 in any one calendar year period.

(b) Collectively, the Contracts described in Section 5.18(a) are herein referred to as the “Parent Contracts,” including, for the avoidance of doubt, any Parent Marketing Contract responsive under Section 5.18(a)(vii). A complete and correct copy of each of the Parent Contracts (other than the Parent Marketing Contracts) has been made available to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.19 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the material insurance policies held by Parent or any of its Subsidiaries (collectively, the “Material Parent Insurance Policies”) is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Parent Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

Section 5.20 Derivative Transactions and Hedging. The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Parent attributable to the production and marketing of Parent or its Subsidiaries, as of the dates reflected therein.

Section 5.21 Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley & Co. LLC (“Parent FA”) addressed to the Parent Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Parent FA as set forth therein, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent.

Section 5.22 Brokers. Except for the fees and expenses payable to the advisors set forth on Schedule 5.22 of the Parent Disclosure Letter, no broker, investment banker, advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.23 Related Party Transactions. Except as set forth on Schedule 5.23 of the Parent Disclosure Letter, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Parent or any of its Subsidiaries whose status as a 5% holder is known to Parent as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of Parent), in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Parent Related Party Transaction”).

Section 5.24 Business Conduct. Merger Sub I was incorporated on August 18, 2023, and Merger Sub II was formed on August 18, 2023. Since the inception of each of Merger Sub I and Merger Sub II, neither entity has engaged in any activity, other than such actions in connection with (x) its organization or formation, as applicable, and (y) the preparation, negotiation and execution of this Agreement and the Transactions. Each of Merger Sub I and Merger Sub II has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.

Section 5.25 Regulatory Matters.

(a) Parent is not a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holdings Company Act of 2005.

(b) Except as set forth on Schedule 5.25 of the Parent Disclosure Letter, neither Parent nor any of Parent’s Subsidiaries owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978, or the Interstate Commerce Act, in each case as amended, or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.

Section 5.26 Takeover Laws. The approval of the Parent Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in Parent’s Organizational Documents that is applicable to Parent, the shares of Parent Common Stock, this Agreement or the Transactions. For the avoidance of doubt, the issuance of the Parent Common Stock and Pacers OpCo Units in connection with the Transactions to a holder of Eligible Shares and any subsequent redemption of Pacers OpCo Units (together with corresponding shares of Parent Class C Common Stock) in exchange for the issuance of Parent Class A Common Stock have been approved by the Parent Board for all purposes under Section 203 of the DGCL.

Section 5.27 Tax Treatment. Neither Parent nor any of its Subsidiaries is aware, after reasonable diligence, of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 5.28 Financing. Parent has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill its obligations under this Agreement and to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

Section 5.29 Ownership of Company Capital Stock. Neither Parent nor any of its Subsidiaries own any shares of Company Capital Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Capital Stock).

Section 5.30 Production. Since January 1, 2023, Parent and its Subsidiaries, taken as a whole, have not produced, sold or marketed on average more than 2,000 barrels per day of waxy crude from the counties set forth on Schedule 5.30 of the Parent Disclosure Letter.

Section 5.31 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, none of the Parent Parties or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Parent Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Parent Parties nor any other Person makes or has made any representation or warranty to any Company Party or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Parent Parties in this Article V, any oral or written information presented to any Company Party or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.31 shall limit any Company Party’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Parent Parties in this Article V. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.31 shall waive, disclaim or supersede in any manner the representations and warranties made by the parties to the Parent Support Agreement that are expressly set forth in the Parent Support Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company Parties or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries (including Heat OpCo) whatsoever, express or implied, beyond those expressly given by the Company and Heat OpCo in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that none of the Parent Parties has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other Transactions) and that none of the Parent Parties has relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of the Company Business Pending the Mergers.

(a) Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with Governmental Entities and its significant customers, suppliers and others having significant business dealings with it; provided, however, that no action or inaction by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b) Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall cause its Subsidiaries not to:

(i) (A) subject to Section 6.23, declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (1) dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company or by a wholly owned subsidiary of Heat OpCo to Heat OpCo or to another direct or indirect wholly owned Subsidiary of Heat OpCo or (2) tax distributions by Heat OpCo to the extent required by and in accordance with the Heat OpCo LLC Agreement, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares in the capital of, or other equity interests in, the Company or any Subsidiary of the Company, other than in the case of clause (C), in respect of (I) any Company RSUs and Company PSUs outstanding as of the date hereof, in accordance with the terms of the Company Equity Plan and applicable award agreements in effect as of the date hereof or (II) a non-cash exchange or redemption of Heat OpCo Units (together with shares of Company Class B Common Stock) in accordance with the Heat OpCo LLC Agreement;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of shares of Company Class A Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Company Equity Plan and outstanding on the date hereof in accordance with their terms in effect as of the date hereof, and the issuance of corresponding Heat OpCo Units to the Company in accordance with the Heat OpCo LLC Agreement, (B) issuances by a wholly owned Subsidiary of Heat OpCo of such Subsidiary’s capital stock or other equity interests to Heat OpCo or any other wholly owned Subsidiary of Heat OpCo or issuances by a direct or indirect wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company and (C) issuances in connection with an exchange or redemption of Heat OpCo Units (together with shares of Company Class B Common Stock) in accordance with the Heat OpCo LLC Agreement;

(iii) amend or propose to amend (A) the Company’s Organizational Documents or (B) the Organizational Documents of any of the Company’s Subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than mergers between wholly owned Subsidiaries of the Company or between wholly owned Subsidiaries of Heat OpCo or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than in the case of clause (B), (x) acquisitions or investments for which the consideration is less than $30,000,000 in the aggregate or that are otherwise in connection with asset swaps permitted by Section 6.1(b)(v), (y) acquisitions of inventory, equipment, materials, consumables or other similar assets in the ordinary course of business or pursuant to an existing Contract in effect on the date of this Agreement and set forth on Schedule 6.1(b)(iv) of the Company Disclosure Letter or (z) licenses in the ordinary course of business;

(v) sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Contract in effect on the date of this Agreement and set forth on Schedule 6.1(b)(v) of the Company Disclosure Letter, (B) sales, leases, exchanges or dispositions for which the consideration is less than $10,000,000 in the aggregate, (C) sales, swaps, exchanges, transfers or dispositions among the Company or Heat

OpCo and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Heat OpCo, (D) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, (E) the sale of Hydrocarbons in the ordinary course of business or (F) swaps of assets or property, which may include cash consideration, up to $10,000,000 in the aggregate;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of the Company or among wholly owned Subsidiaries of Heat OpCo;

(vii) change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP, COPAS or applicable Law;

(viii) (A) make, change or revoke any material Tax election (but excluding any election that must be made periodically and is made consistent with past practice), (B) change an annual Tax accounting period, (C) change any material Tax accounting method, (D) file any material amended Tax Return, (E) enter into any material closing agreement with respect to Taxes, (F) settle or compromise any material Proceeding with respect to Taxes, (G) surrender any right to claim a material Tax refund or (H) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes (other than extensions of time to file Tax Returns obtained in the ordinary course of business);

(ix) except as required by an existing Company Benefit Plan as in effect on the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors; (B) grant to any of its directors, executive officers, employees or individual independent contractors any incentive compensation or severance or termination pay except that the Company may pay each employee an annual bonus for the 2023 fiscal year consistent with Schedule 6.1(b)(ix) to the Company Disclosure Letter; (C) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers, employees or individual independent contractors; (D) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan (or any plan, policy, or arrangement that would be a Company Benefit Plan if it had been in existence as of the date of this Agreement); (E) enter into any new award agreements under the Company Equity Plan or any other Company Benefit Plan, or amend or terminate any award agreements under the Company Equity Plan or any other Company Benefit Plan in effect as of the date hereof; (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors; or (G) hire, promote, engage, terminate (other than for cause), furlough, or temporarily lay off any of its employees or individual independent contractors, in each case whose total annual compensation exceeds $200,000;

(x) (i) modify, extend, terminate or enter into any Labor Agreement or (ii) recognize any labor union, works council, labor organization or group of employees as the bargaining representative of any employees;

(xi) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the WARN Act;

(xii) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(xiii) (A) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (B) incur, create or assume any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (1) the incurrence of Indebtedness under the Company Credit Facility in the ordinary course of business consistent with past practice, or (2) additional Indebtedness (other than for borrowed money) in an amount not to exceed $5,000,000 or (3) the creation of any Encumbrance securing Indebtedness permitted by the foregoing clause (1) and (2).

(xiv) (A) except for the Company Marketing Contracts which are addressed in clause (B) below, other than in the ordinary course of business consistent with past practice (1) enter into any Contract that would be a Company Contract if it were in effect on the date of this Agreement (other than Company Contracts entered into in connection with transactions permitted by this Section 6.1(b)), or (2) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (other than as permitted by this Section 6.1(b)); and (B) other than extensions of 12 months or less of any Company Marketing Contracts (and only if such Company Marketing Contract is expiring according to its terms and up for renewal) on terms substantially similar to those in effect with respect to such Company Marketing Contract on the date of this Agreement, (1) enter into any Company Marketing Contract (other than Company Marketing Contracts entered into in connection with transactions permitted by this Section 6.1(b)), or (2) modify, amend, terminate or assign, or waive or assign any rights under, any Company Marketing Contract (other than as permitted by this Section 6.1(b));

(xv) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings (excluding any Proceeding in respect of Taxes (which shall be governed by Section 6.1(b)(viii)) or any Transaction Litigation (which shall be governed by Section 6.11)) except (A) the settlement of such Proceedings involving payments of no more than $1,000,000 individually or $5,000,000 in the aggregate on a basis that would not (A) prevent or materially delay consummation of the Mergers or the Transactions and (B) as would not result in any restriction on future activity or conduct of Parent or its Subsidiaries or a finding or admission of a violation of Law;

(xvi) make or commit to make any capital expenditures that are in the aggregate greater than one hundred and ten percent (110%) of the capital expenditures expressly provided for in the capital budget included on Schedule 6.1(b)(xvi) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures on an emergency basis for the safety of individuals, assets or the environments in which individuals perform work for the Company and its Subsidiaries (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable);

(xvii) fail to use its reasonable best efforts to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Company and its Subsidiaries at a level at least comparable to current levels (or current market terms) or otherwise in a manner inconsistent with past practice;

(xviii) elect to participate with respect to any proposed operation regarding any of the Oil and Gas Properties that involve capital expenditures (net to the interest of the Company and its Subsidiaries) in excess of $2,500,000;

(xix) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions; or

(xx) agree or commit to take any action that is prohibited by this Section 6.1(b).

Section 6.2 Conduct of Parent Business Pending the Mergers.

(a) Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with Governmental Entities and its significant customers, suppliers and others having significant business dealings with it; provided, however, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b) Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for (1) dividends and distributions by a wholly owned Subsidiary of Parent to Parent or another direct or indirect wholly owned Subsidiary of Parent or by a wholly owned Subsidiary of Pacers OpCo to Pacers OpCo or to another direct or indirect wholly owned Subsidiary of Pacers OpCo or (2) tax distributions by Pacers OpCo to the extent required by and in accordance with the Pacers OpCo LLC Agreement, (B) split, combine or reclassify any shares in the capital of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares in the capital of, or other equity interests in, Parent or any Subsidiary of Parent, other than in the case of clause (C), in respect of (I) any Parent Restricted Shares, Parent PSUs, Parent Options or other awards outstanding as of the date hereof or granted after the date hereof as permitted by this Agreement, in accordance with the terms of the Parent Equity Plan and applicable award agreements, (II) a non-cash exchange or redemption of Pacers OpCo Units (together with shares of Parent Class C Common Stock) in accordance with the Pacers OpCo LLC Agreement or (III) any redemptions or share repurchases made subject to the limitations set forth on Schedule 6.2(b)(i)(C) of the Parent Disclosure Schedules;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of shares of Parent Class A Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding as of the date hereof in accordance with their terms in effect as of the date hereof, and the issuance of corresponding Pacers OpCo Units to Parent in accordance with the Pacers OpCo LLC Agreement, (B) the grant of Parent Restricted Shares, Parent PSUs, Parent Options or other awards, in each case, under the Parent Equity Plan in connection with annual grants and awards to newly hired employees, in each case, in the ordinary course of business and in a manner consistent with past practice, including in terms of timing, amount and forms of awards, (C) issuances by a wholly owned Subsidiary of Pacers OpCo of such Subsidiary’s capital stock or other equity interests to Pacers OpCo or any other wholly owned Subsidiary of Pacers OpCo or issuances by a direct or indirect wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent and (D) issuances in connection with an exchange or redemption of Pacers OpCo Units (together with shares of Parent Class C Common Stock) in accordance with the Pacers OpCo LLC Agreement;

(iii) amend or propose to amend (A) Parent’s Organizational Documents or (B) the Organizational Documents of any Subsidiary of Parent;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than mergers between wholly owned Subsidiaries of Parent or between wholly owned Subsidiaries of Pacers OpCo or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than, in the case of each of clauses (A) and (B), in one or more acquisitions or investments, including by merger involving Subsidiaries of Pacers OpCo, that do not involve (i) consideration valued in excess of $500,000,000 in the aggregate or (ii) the direct or indirect acquisition of any material assets located outside of the Permian Basin;

(v) sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Contract in effect on the date of this Agreement and set forth on Schedule 6.2(b)(v), of the Parent Disclosure Letter, (B) sales, leases, exchanges or dispositions for which the consideration is less than $200,000,000 in the aggregate, (C) sales, swaps, exchanges, transfers or dispositions among Parent or Pacers OpCo and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Pacers OpCo, (D) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, (E) the sale of Hydrocarbons in the ordinary course of business or (F) swaps of assets or property, which may include cash consideration, up to $500,000,000 in the aggregate;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Pacers OpCo;

(vii) change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP, COPAS or applicable Law;

(viii) (A) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (B) incur, create or assume any Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (1) the incurrence of Indebtedness under existing credit facilities in the ordinary course of business consistent with past practice, or (2) additional Indebtedness (other than for borrowed money) in an amount not to exceed $10,000,000 or (3) the creation of any Encumbrance securing Indebtedness permitted by the foregoing clause (1) and (2);

(ix) take any action (including without limitation any acquisition, disposition, merger, consolidation, entry into a Contract or otherwise) that would or would reasonably be expected to result in a breach of Parent’s representations and warranties in Section 5.30 as of the time of the taking of such action or as of the Initial Company Merger Effective Time;

(x) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions; or

(xi) agree or commit to take any action that is prohibited by this Section 6.2(b).

Section 6.3 No Solicitation by the Company.

(a) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other

Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. The Company will immediately terminate any physical and electronic data access related to any potential Company Competing Proposal previously granted to such Persons.

(b) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii) furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 6.3(e)(ii)); or

(v) submit any Company Competing Proposal to the vote of the stockholders of the Company;

provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal from a third party, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Company Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) From and after the date of this Agreement, the Company shall promptly (and in any event within 48 hours) notify Parent of the receipt by the Company (directly or indirectly) of any Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal

(including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within 48 hours) (i) an unredacted copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) if any such Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter, the Company shall (A) keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any such Company Competing Proposal (including any amendments thereto) or material requests and shall promptly (and in any event within 48 hours) apprise Parent of the status of any such discussions or negotiations and (B) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines in accordance with Section 6.3(e) to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d) Except as permitted by Section 6.3(e), the Company Board, or any committee thereof, and its officers and directors will not, and will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Parent Parties, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 6.3(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v) in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or any of its Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to five (5) Business Days after Parent so requests in writing; or

(vii) cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through its Representatives, may:

(i) after consultation with its outside legal counsel, make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement/Prospectus by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);

(ii) prior to, but not after, the receipt of Company Stockholder Approval, engage in the activities prohibited by Section 6.3(b)(i), Section 6.3(b)(ii) or Section 6.3(b)(iii) with any Person if the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board or any committee in good faith after consultation with its legal counsel (provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with the provisions of this Section 6.3), (B) any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (D) prior to taking such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii) prior to, but not after, the receipt of Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, (x) effect a Company Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in response to a Company Superior Proposal if:

(A) the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;

(D) after giving such notice and prior to effecting such Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(d)(ii), the Company makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith (1) after consultation with the Company’s financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that the failure to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii), as applicable, in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period; and

(iv) prior to, but not after, the receipt of Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, if the Company Board so chooses, effect a Company Change of Recommendation (only of the type contemplated by Section 6.3(d)(i) or Section 6.3(d)(ii)) if:

(A) the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Initial Company Merger Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action.

(g) Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by or at the direction of a director or officer of the Company or any of its Subsidiaries in violation of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.

Section 6.4 No Solicitation by Parent.

(a) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, Parent and its officers and directors will, will cause Parent’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Competing Proposal. Parent will immediately terminate any physical and electronic data access related to any potential Parent Competing Proposal previously granted to such Persons.

(b) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, Parent and its officers and directors will not, will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iii) furnish any information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to any Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 6.4(e)(iv)); or

(v) submit any Parent Competing Proposal to the vote of the stockholders of Parent.

provided, that notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal from a third party, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Parent Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) From and after the date of this Agreement, Parent shall promptly (and in any event within 48 hours) notify the Company of the receipt by Parent (directly or indirectly) of any Parent Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (including the identity of such Person), and Parent shall provide to the Company promptly (and in any event within 48 hours) (i) a redacted copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) if any such Parent Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter, Parent shall (A) keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any such Parent Competing Proposal (including any amendments thereto) or material requests and shall promptly (and in any event within 48 hours) apprise the Company of the status of any such discussions or negotiations and (B) provide to the Company as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material written correspondence and other material written materials provided to Parent or its Representatives from any Person. Without limiting the foregoing, Parent shall notify the Company if Parent determines in accordance with Section 6.4(e) to begin providing information or to engage in discussions or negotiations concerning a Parent Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d) Except as permitted by Section 6.4(e), the Parent Board, including any committee thereof, and its officers and directors will not, and will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;

(ii) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Parent Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 6.4(e)(iv)) relating to a Parent Competing Proposal (a “Parent Alternative Acquisition Agreement”);

(v) in the case of a Parent Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Parent Common Stock (other than by the Company or any of its Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Parent Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Parent Board Recommendation on or prior to five (5) Business Days after the Company so requests in writing; or

(vii) cause or permit Parent to enter into a Parent Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), a “Parent Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through its Representatives, may:

(i) after consultation with its outside legal counsel, make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement/Prospectus by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Change of Recommendation and the Company shall have the right to terminate this Agreement as set forth in Section 8.1(d)(i);

(ii) prior to, but not after, the receipt of Parent Stockholder Approval, engage in the activities prohibited by Section 6.4(b)(i), Section 6.4(b)(ii) or Section 6.4(b)(iii) with any Person if Parent receives a bona fide written Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board or any committee in good faith after consultation with its legal counsel (provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from providing any information to the Company in accordance with this Section 6.4 or that otherwise prohibits Parent from complying with the provisions of this Section 6.4), (B) any such non-public information has previously been made available to, or is made available to, the Company prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such Person, and (C) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that such Parent Competing Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (D) prior to taking such actions, the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(iii) prior to, but not after, the receipt of Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, the Parent Board may (x) effect a Parent Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(c)(ii) in response to a Parent Superior Proposal if:

(A) the Parent Board determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal;

(B) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of the Parent under applicable Law;

(C) Parent provides the Company written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to consider whether to take such action and include a copy of the available proposed Parent Competing Proposal and any applicable transaction and financing documents;

(D) after giving such notice and prior to effecting such Parent Change of Recommendation or terminating this Agreement pursuant to Section 8.1(c)(ii), Parent makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii), the Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith (1) after consultation with Parent’s financial advisors and outside legal counsel, that the Parent Competing Proposal remains a Parent Superior Proposal and (2) after consultation with Parent’s outside legal counsel, that the failure to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii), as applicable, in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by Parent Board to the stockholders of the Parent under applicable Law; provided, that in the event of any material amendment or material modification to any Parent Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Parent Superior Proposal shall be deemed material), Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period; and

(iv) prior to, but not after, the receipt of Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Parent, Parent may, if the Parent Board so chooses, effect a Parent Change of Recommendation (only of the type contemplated by Section 6.4(d)(i) or Section 6.4(d)(ii)) if:

(A) the Parent Board determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that a Parent Intervening Event has occurred;

(B) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(C) Parent provides the Company written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Parent Intervening Event;

(D) after giving such notice and prior to effecting such Parent Change of Recommendation, Parent makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with Parent’s outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law; provided, that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Initial Company Merger Effective Time and termination of this Agreement in accordance with Article VIII, Parent shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time Parent Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Parent Board may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Parent Competing Proposal, on a confidential basis, to the Parent Board and communicate such waiver to the applicable third party; provided, however, that Parent shall advise the Company at least two (2) Business Days prior to taking such action.

(g) Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by or at the direction of a director or officer of Parent or any of its Subsidiaries in violation of this Section 6.4 shall be deemed to be a breach of this Section 6.4 by Parent.

Section 6.5 Preparation of the Joint Proxy Statement/Prospectus and Registration Statement.

(a) Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries and its stockholders, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement/Prospectus and any amendments or supplements thereto. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Joint Proxy Statement/Prospectus and Registration Statement and any amendments or supplements thereto.

(b) Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC, as promptly as practicable following the execution of this Agreement, a mutually acceptable (i) Joint Proxy Statement/Prospectus relating to matters to be submitted to the holders of the Company Common Stock at the Company Stockholders Meeting and matters to be submitted to the holders of the Parent Common Stock at the Parent Stockholders Meeting and (ii) Registration Statement (of which the Joint Proxy Statement/Prospectus will be a part). The Company and Parent shall each use reasonable best efforts to cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and to respond as promptly as practicable to any comments of the SEC or its staff. Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective under the Securities Act promptly after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Parent and the Company shall jointly prepare any response to such comments or requests, and shall provide each other with copies of all correspondence that is provided by or on behalf of it, on one hand, and by the SEC on the other hand. Parent and the Company shall each use its reasonable best efforts to resolve all SEC comments with respect to the Joint Proxy Statement/Prospectus as promptly as reasonably practicable after receipt thereof, and Parent shall use its reasonable best efforts to resolve any comment from the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable. Each of Parent and the Company agrees to permit the other (in each case, to the extent practicable), and their respective counsels, to participate in all meetings and conferences with the SEC. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (iii) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (iv) include in such document or response all comments reasonably and promptly proposed by the other and (v) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Parent and the Company shall make all necessary filings with respect to the Mergers and the Transactions under the Securities Act, the Exchange Act, applicable “blue sky” Laws and the rules and regulations thereunder and the rules and regulations of the NYSE. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop or cease-trade order, or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop or cease-trade order or suspension lifted, reversed or otherwise terminated.

(d) If at any time prior to the Initial Company Merger Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent.

Section 6.6 Stockholders Meetings.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining Company Stockholder Approval, to be held as promptly as practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and the Registration Statement being declared effective by the SEC. Unless there has been a Company Change of Recommendation in accordance with Section 6.3(e), the Company Board shall recommend that the stockholders of the Company approve and adopt this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of Company proxies in favor of the adoption of this Agreement, and the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by Parent, the Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold the Parent Stockholders Meeting for the purpose of obtaining Parent Stockholder Approval, to be held as promptly as practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and the Registration Statement being declared effective by the SEC. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4(e), the Parent Board shall recommend that the stockholders of Parent approve the Parent Stock Issuance, mail the Joint Proxy Statement/Prospectus to the stockholders of Parent and solicit from stockholders of Parent proxies in favor of the Parent Stock Issuance, and the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. Parent may include in the Joint Proxy and Solicitation Statement, and solicit from stockholders of Parent proxies in favor of, a proposal to amend the certificate of incorporation of Parent as contemplated in Schedule 6.2(b)(iii) of the Parent Disclosure Schedules, provided, that in no event shall the approval of any such proposal be a condition to the Closing or a condition to the Parent Stock Issuance. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4(e), the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Parent’s stockholders or any other Person to prevent Parent Stockholder Approval from being obtained. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment of the Parent Stockholders Meeting permitted hereunder.

(c) The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, on the same day and at approximately the same time.

(d) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, each of the Company and Parent agrees that its obligations to call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, with respect to the Company, a Company Superior Proposal or, with respect to Parent, a Parent Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event.

(e) Promptly following the execution of this Agreement by Merger Sub I and Merger Sub II, Parent shall cause the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub I, in accordance with applicable Law and the Organizational Documents of Merger Sub I and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

Section 6.7 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus or the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Each Party shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives, during the period prior to the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other Party. Each Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i) No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing Contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required Consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii) No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other personnel information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii) Each Party shall not be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a “Phase II”) of any environmental media or building materials at any property or facility of the other Party or its Subsidiaries without the prior written consent of the other Party (which may be granted or withheld in such other Party’s sole discretion); and

(iv) No investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by any Party and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

(b) The Mutual Confidentiality and Non-Disclosure Agreement, dated as of April 19, 2023, between Pacers OpCo and the Company (the “Confidentiality Agreement”), shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement. From and after the date of this Agreement until the earlier of the Initial Company Merger Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

Section 6.8 Reasonable Best Efforts; HSR and Other Approvals.

(a) Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3 and Section 6.4), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, promptly, the Mergers and the other Transactions.

(b) In furtherance of the foregoing, Parent and the Company shall use their reasonable best efforts to (i) promptly prepare and file all forms, notifications, declarations, registrations, notices and other submissions required to be filed with any Governmental Entity or with NYSE prior to the consummation of the Transactions, (ii) obtain (and cooperate with each other in obtaining) any Consent, clearance, authorization, order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include making an appropriate response to any requests for information and documentary material under the HSR Act or any other Antitrust Laws) required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with or that are necessary to consummate the Transactions and (iii) defend any Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company, Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, Consent or waiver to effectuate the Transactions (except, for greater certainty, with respect to any customary filing fees payable to the SEC or NYSE in connection with the Transactions). In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Transactions, the Parties shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Additionally, Parent and the Company shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, clearance, authorization, order or approval from any Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers or re-issuances of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Parties shall use reasonable best efforts to timely effect such transfers or re-issuances.

(c) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required Consents, clearances, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.8. In that regard, each Party shall promptly consult with the other Party to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of), all filings, notices or other submissions made by such Party with any Governmental Entity or any other information supplied by such Party to, or substantive correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication from any Governmental Entity regarding the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response to such request. Neither Parent nor the Company shall participate in any meeting or teleconference with any Governmental Entity where material issues would be reasonably expected to be discussed in connection with this Agreement and the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. The materials provided pursuant to this Section 6.8 may be redacted (i) to remove references concerning the valuation of the Company, Parent, the Transaction or other confidential or competitively sensitive information, (ii) as necessary to comply with contractual requirements and (iii) as necessary to address reasonable privilege waiver risks.

(d) The Company and Parent shall file promptly (but in any event no later than ten (10) Business Days after the date of this Agreement) the notification and report forms required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request promptly, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process; provided, however, the final determination as to the appropriate course of action shall be made by Parent after consulting with the Company in advance and in good faith taking the Company’s views into account.

(e) Notwithstanding anything to the contrary in this Agreement, the reasonable best efforts contemplated by this Section 6.8 shall not include: (i) selling, divesting, transferring, licensing or otherwise disposing of any assets or businesses of the Parties or any of their respective Affiliates or Subsidiaries (or interests held by the Parties or any of their Affiliates or Subsidiaries); (ii) agreeing to behavioral, conduct, ownership and operational limitations on, including actions and agreements that would limit the freedom of action with respect to, or the ability to own or operate, any assets or businesses of the Parties or any of their respective Affiliates or Subsidiaries (or interests held by the Parties or any of their Affiliates or Subsidiaries); (iii) creating, terminating, modifying, transferring or taking any other action with respect to any relationships, agreements and contractual rights and obligations of the Parties or any of their Subsidiaries; (iv) taking any other action that limits or affects the Parties’ or their Affiliates’ or Subsidiaries’ freedom of action; and (v) agreeing to any other remedy, commitment or condition of any kind (and, in each case, entering into agreements or stipulating to the entry of an order or decree or filing appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; provided, however, that any such action may, at the discretion of Parent, be conditioned upon consummation of the Transactions) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Transactions, fails to do so by the Outside Date.

Section 6.9 Employee Matters.

(a) Parent agrees that for a period of 12 months following the Effective Time (or, if earlier, the date of the applicable Continuing Employee’s termination of employment with Parent or one of its Affiliates) (the “Continuation Period”), Parent shall, or shall cause the applicable Subsidiary of Parent to provide each employee of Parent or its Affiliates who was an employee of the Company or any of its Affiliates immediately prior to the Closing and who continues in employment with Parent or any of its Subsidiaries, including the Surviving Company and the Surviving OpCo, immediately following the Closing (each, a “Continuing Employee”): (i) annual base salary or hourly wage rate (as applicable) and annual cash bonus opportunities that are no less favorable than the annual base salary or hourly wage rate, as applicable, and annual cash bonus opportunities in effect for such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (including equity and equity-based compensation but excluding nonqualified deferred compensation, defined benefit plans, and retiree medical or welfare plans or arrangements) that are substantially similar in the aggregate to the employee benefits to which such Continuing Employee was entitled immediately prior to the Effective Time (subject to the same exclusions). For the avoidance of doubt, nothing in this Section 6.9(a) shall prevent Parent or any of its Subsidiaries from converting the method of payment for any Continuing Employee from salaried to an hourly basis or vice versa.

(b) Notwithstanding anything to the contrary under Section 6.9(a), with respect to any Continuing Employee whose employment is terminated during the 18-month period following Closing, Parent shall or shall cause the applicable Subsidiary of Parent to, provide severance benefits to such Continuing Employee that are no less favorable than those that would have been payable to such Continuing Employee in respect of such a termination of employment under the severance plan, policy or agreement maintained by the Company for the benefit of such Continuing Employee immediately prior to the Closing Date as set forth on Schedule 6.9(b) of the Company Disclosure Letter.

(c) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries to credit the Continuing Employees for purposes of vesting, eligibility to participate and benefit accrual (including for purposes of determining severance benefits and the number of vacation days and other paid time off to which each Continuing Employee is entitled) under the corresponding Parent Benefit Plan (other than for any purposes with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical benefits or disability benefits, equity or equity based compensation or nonqualified deferred compensation plans) in which the Continuing Employees participate, for such Continuing Employees’ service with the Company and its Subsidiaries to the same extent and for the same purposes that such service was taken into account under a corresponding Company Benefit Plan in effect immediately prior to the Closing Date, to the extent that such credit does not result in duplicate benefits or compensation.

(d) The Parties shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries, to use commercially reasonable efforts to, for the plan year in which the Closing Date occurs: (i) waive any limitation on health coverage of any Continuing Employees or any of their covered, eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under any

Parent Benefit Plan that is a group health plan in which the Continuing Employees participate to the extent such Continuing Employee and his or her eligible dependents are covered under the corresponding Company Benefit Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Benefit Plan, and (ii) give each Continuing Employee credit towards applicable deductibles, coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.

(e) Prior to the Closing Date, if requested by Parent in writing at least five (5) days before the Closing, the Company shall cause the Company and its Subsidiaries to take all necessary and appropriate actions to cause (i) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) to be terminated and (ii) all participants to cease participating under the Company 401(k) Plan, in each case, effective no later than the Business Day preceding the Closing Date; provided, however, that such actions may be contingent upon Closing. The Company shall provide Parent with an advance copy of all documentation necessary to effect this Section 6.9(e) and a reasonable opportunity to comment thereon prior to the adoption or execution thereof. As soon as administratively practicable following the Effective Time, Parent shall use commercially reasonable efforts to take any and all action as may be reasonably required, including amendments to a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code designated by Parent (the “Parent 401(k) Plan”) to (x) cause the Parent 401(k) Plan to accept any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan and (y) cause each Continuing Employee to become a participant in the Parent 401(k) Plan as soon as administratively practicable following the Closing Date (giving effect to the service crediting provisions of Section 6.9(b)).

(f) Parent shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries to, provide that each eligible Continuing Employee receives an annual bonus in respect of the fiscal year in which the Closing Date occurs consistent with Schedule 6.9(f) of the Company Disclosure Letter.

(g) From and after the Effective Time, Parent shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries, to assume and honor their respective obligations under all employment, severance, change in control, retention, and other agreements, if any, between the Company (or a Subsidiary thereof) and an individual employed prior to the Closing Date by the Company or a Subsidiary thereof to the extent set forth on Schedule 4.10(a) of the Company Disclosure Letter or as otherwise contemplated by the terms of this Agreement and the Company Disclosure Letter.

(h) Nothing in this Agreement shall constitute an establishment or termination of, or an amendment to, or be construed as establishing, terminating or amending, any Parent Benefit Plan, Company Benefit Plan or other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company, Parent or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Section 6.9. Nothing in this Section 6.9 is intended to (i) prevent Parent, the Surviving Company, the Surviving OpCo or any of their Affiliates from terminating the employment or service of any Person, including a Company Employee, at any time and for any reason, (ii) provide any Person any right to employment or service or continued employment or service with Parent or any of its Subsidiaries (including following the Subsequent Company Merger Effective Time, the Surviving Company and following the consummation of the OpCo Merger, the Surviving OpCo) or any particular term or condition of employment or service, or (iii) prevent Parent, the Surviving Company, or any of their Affiliates from adopting, establishing, terminating, revising or amending any Parent Benefit Plan, Company Benefit Plan (except as otherwise provided under the terms of such Company Benefit Plan, as in effect as of the Initial Company Merger Effective Time) or other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Initial Company Merger Effective Time and until the six (6) year anniversary of the Initial Company Merger Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by the Company immediately prior to the date of this Agreement (including, for the avoidance of doubt, by maintaining the protections afforded to directors and officers of the Company in the event of a future change in applicable law (including changes in law after the date of this Agreement) set forth in Article 7 of the Third Amended and Restated Certificate of Incorporation of the Company, as amended), each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Initial Company Merger Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Initial Company Merger Effective Time and whether asserted or claimed prior to, at or after the Initial Company Merger Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of the Company’s regularly engaged legal counsel or other counsel satisfactory to them, in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Initial Company Merger Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Company shall use their best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify Parent and the Surviving Company (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Company under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Company or the Indemnified Person within the last three (3) years.

(b) Parent and Merger Sub II agree that, until the six (6) year anniversary date of the Initial Company Merger Effective Time, that neither Parent nor the Surviving Company shall amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of their respective directors or officers existing and in effect immediately prior to the Initial Company Merger Effective Time.

(c) To the extent permitted by applicable Law, Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or Contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) Parent and the Surviving Company shall cause to be put in place, and Parent shall fully prepay immediately prior to the Initial Company Merger Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Initial Company Merger Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at, prior to, or after, the Initial Company Merger Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

(e) In the event that Parent, the Surviving Company or any of their Subsidiaries or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Law. To the extent permitted by applicable Law, Parent and the Surviving Company shall pay all expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

Section 6.11 Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such Party’s cost) and shall consider in good faith, acting reasonably the other Party’s advice with respect to such Transaction Litigation; provided that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s shares or capital stock, as applicable, is traded or (c) consistent with the final form of the joint press release announcing the Mergers and the investor presentation given to investors on the morning of announcement of the Mergers; provided, in the case of clauses (a) and (b), such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon (which such comments shall be considered in good faith by the disclosing party); and provided, further, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto or a Company Change of Recommendation or a Parent Change of Recommendation, other than as set forth in Section 6.3 or Section 6.4, as applicable.

Section 6.13 Control of Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Initial Company Merger Effective Time. Prior to the Initial Company Merger Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14 Transfer Taxes. Except as otherwise provided in Section 3.5(b), to the extent any Transfer Taxes are imposed with respect to the Transactions, such Transfer Taxes shall be borne by Pacers OpCo. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Transfer Taxes.

Section 6.15 Section 16 Matters. Prior to the Initial Company Merger Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.16 Stock Exchange Listing and Deregistration. Parent shall take all action necessary to cause the shares of Parent Class A Common Stock to be issued in the Mergers (including any shares issuable upon the exchange of Pacers OpCo Units and Parent Class C Common Stock to be issued pursuant to this Agreement) to be conditionally approved for listing on the NYSE prior to the Initial Company Merger Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Company of the shares of Company Class A Common Stock from NYSE and the deregistration of the shares of Company Class A Common Stock under the Exchange Act promptly after the Initial Company Merger Effective Time, and in any event no more than ten (10) days after the Initial Company Merger Effective Time. If the Surviving Company is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Parent shall promptly notify the Company of any material communications or correspondence received by Parent from NYSE with respect to the listing of shares of Parent Class A Common Stock to be issued in the Mergers or other securities of Parent, compliance with the rules and regulations of NYSE, and any potential cease-trade, suspension or delisting action contemplated or threatened by NYSE.

Section 6.17 Registration Rights Agreement. Not less than thirty (30) days prior to Closing, Parent shall offer to each holder of Heat OpCo Units as of such date to enter into a joinder to the Registration Rights Agreement with such Person in the form attached to the Registration Rights Agreement set forth on Exhibit C, and, at or prior to the Closing Date, Parent shall enter into an agreement with each holder of Heat OpCo Units who desires to be a party thereto, and informs Parent thereof, not less than three (3) Business Days prior to the Closing Date.

Section 6.18 Intended Tax Treatment; Tax Cooperation.

(a) Each of Parent, Pacers OpCo, the Company and Heat OpCo shall (and shall cause each of its Subsidiaries and Affiliates to) use reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment; provided that the Parties will not, based on the foregoing, be required to make any adjustments to the amount or form of Merger Consideration or any other amounts payable to the unitholders of Heat OpCo or stockholders of the Company or with respect to any Company RSUs or Company PSUs pursuant to any Transaction Document, including the distributions and dividends described in Section 6.23. Neither Parent, Pacers OpCo, the Company nor Heat OpCo shall (nor shall they permit their respective Subsidiaries or Affiliates to) take any action (whether or not otherwise permitted under this Agreement), or cause any action to be taken, which action could reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment. Each of Parent, Pacers OpCo, the Company and Heat OpCo shall notify the other Parties promptly after becoming aware of any fact or circumstance that could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the Parties adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a). The relevant Parties shall (and shall cause their Subsidiaries and Affiliates to) treat the Transactions as qualifying for the Intended Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, file their applicable Tax Returns consistent with the Intended Tax Treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with the Intended Tax Treatment.

(c) Each of Parent, Pacers OpCo, the Company and Heat OpCo shall reasonably cooperate with one another and their respective Tax advisors and use its reasonable best efforts (i) in order for the Tax opinion described in Section 7.3(e) to be rendered and (ii) in connection with the issuance to Parent or the Company of any Tax opinion or advice by its counsel or other Tax advisors relating to the Tax consequences of the Transactions, including any such opinion to be filed in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. In connection with the opinion described in Section 7.3(e) and any other Tax opinion to be issued to any of the Parties related to the Tax consequences of the Transactions, (i) the Company (and, if applicable, Heat OpCo) shall deliver to Company Counsel, Parent Counsel or such other counsel as may be applicable, a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Registration Statement or the Joint Proxy Statement/Prospectus or such other dates as may be applicable), containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the Tax opinion described in Section 7.3(e) (the “Company Officer’s Tax Certificate”) or such other Tax opinion, and (ii) Parent (and, if applicable, Pacers OpCo) shall deliver to Company Counsel, Parent Counsel or such other counsel as may be applicable, a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Registration Statement or the Joint Proxy Statement/Prospectus or such other dates as may be applicable), containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the Tax opinion described in Section 7.3(e) (the “Parent Officer’s Tax Certificate”) or such other Tax opinion, and Parent, Pacers OpCo, the Company and Heat OpCo shall provide such other information as reasonably requested by counsel for purposes of rendering the opinion described in Section 7.3(e) (or any opinions to be filed in connection with the Registration Statement or the Joint Proxy Statement/Prospectus). If any Tax opinion is required to be delivered in connection with the Joint Proxy Statement/Prospectus as it relates to the qualification of the Initial Company Merger and the Subsequent Company Merger as a “reorganization” within the meaning of Section 368(a) of the Code, such Tax opinion shall be delivered by Company Counsel.

(d) Parent and the Company shall, and shall cause their respective Representatives to, consult in good faith regarding (i) any tax planning steps that may be beneficial to undertake in respect of Lynden Energy Corporation (including consideration of the potential liquidation of Lynden Energy Corporation prior to the Closing) and (ii) any material tax reporting matters with respect to the Company and its Subsidiaries that may be relevant to Parent and its Affiliates (including, following the Initial Company Merger, the Company and Heat OpCo) that would require the consent of Parent pursuant to Section 6.1(b)(viii). The Company shall consider in good faith any reasonable comments provided by Parent reasonably in advance of such due date. The Parties agree that any action agreed in writing by the Company and Parent to be undertaken pursuant to this Section 6.18(d) shall not constitute a breach of the covenants set forth in Section 6.1 or Section 6.2.

Section 6.19 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 6.20 Obligations of Merger Sub I and Merger Sub II. Parent shall take all action necessary to cause Merger Sub I and Merger Sub II to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.21 Financing Matters.

(a) The Company and its Subsidiaries shall deliver to Parent at least one (1) Business Days prior to the Closing Date a duly executed payoff letter in a customary form satisfactory to Parent, setting forth the total amounts payable pursuant to the Company Credit Facility to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of Indebtedness under the Company Credit Facility as of the anticipated Closing Date, together with appropriate wire instructions, and the agreement from the administrative agent under the Company Credit Facility that upon payment in full of all such amounts owed to such holder, all Indebtedness under the Company Credit Facility shall be discharged and satisfied in full (other than contingent obligations not then due and obligations in respect of letters of credit and hedging arrangements with respect to which arrangements will be made to the satisfaction of the applicable issuing banks and hedge counterparties, respectively, and Parent), the Obligations, Commitments and Loan Documents (each as defined in the Company Credit Facility) shall be terminated with respect to the Company and its Subsidiaries (and the assets and equity of which secure such Indebtedness) and all liens on the Company and its Subsidiaries and their respective assets (other than liens securing obligations under letters of credit that may survive pursuant to the terms of such payoff letter) and equity securing the Company Credit Facility shall be immediately released and terminated without further action, together with any applicable documents necessary to evidence the release and termination of all liens on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Company Credit Facility.

(b) From the date of this Agreement until the Initial Company Merger Effective Time, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate with one another as reasonably requested by the other Party, in connection with obtaining or refinancing any debt financing of Parent, the Company or their Affiliates, including by (i) furnishing financial and other pertinent information of Parent, the Company or their Subsidiaries necessary to show the pro forma impact of the Transactions on Parent, the Company and its Subsidiaries, as applicable, (ii) cooperating with the creation and perfection of pledge and security instruments effective as of the Initial Company Merger Effective Time and (iii) providing pertinent information of Parent, the Company and their Subsidiaries that is required in connection with the applicable debt financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; provided, that the foregoing cooperation obligations shall be limited to such actions upon which the occurrence of the Closing is contingent.

Section 6.22 Derivative Contracts; Hedging Matters.

(a) The Company shall use reasonable best efforts to assist Parent, its Subsidiaries and its and their Representatives in the amendment, assignment or novation of any Derivative Transaction (including any commodity hedging arrangement or related Contract) of the Company or any of its Subsidiaries, in each case, on terms that are reasonably requested by Parent and effective at and conditioned upon the Closing.

(b) Between the date hereof and the Initial Company Merger Effective Time, except as set forth on Schedule 6.22 of the Company Disclosure Letter, the Company shall obtain consent from Parent prior to the Company or any of its Subsidiaries unwinding or otherwise modifying existing hedges or entering into any Derivative Transactions.

Section 6.23 Dividends and Distributions.

(a) Between the date of this Agreement and the OpCo Merger Effective Time, each of Parent and the Company shall coordinate with each other regarding the declaration and payment of dividends in respect of shares of Parent Class A Common Stock and Company Class A Common Stock and the record and payment dates relating thereto, in order to effect the matters contemplated by this Section 6.23. From the date of this Merger Agreement until the Initial Merger Effective Time, Parent shall not declare any dividend and Pacers OpCo shall not declare any distribution that, in each case, is not fully paid (and deemed to have been fully paid pursuant to Section 6.23(b) or Section 6.23(c), as applicable) prior to the date of the Closing.

(b) Prior to the Initial Company Merger Effective Time, Heat OpCo shall declare a distribution to the unitholders of Heat OpCo, the record date for which shall be the close of business on the last business day prior to the day on which the Initial Company Merger Effective Time occurs and the payment date for which shall be three (3) Business Days after the Initial Company Merger Effective Time; provided, that the payment of such distribution may be conditioned upon the occurrence of the Initial Company Merger Effective Time. The amount distributed per Heat OpCo Unit payable by Heat OpCo pursuant to this Section 6.23(b) shall be an amount equal to the product of (i) the aggregate amount of cash distribution paid per Pacers OpCo Unit (excluding Tax distributions, if any, paid by Pacers OpCo to permit the payment of taxes by Pacers, together with any corresponding pro rata Tax distributions to other holders of Pacers OpCo Units) on or after the date of this Agreement and prior to the Initial Company Merger Effective Time (for the avoidance of doubt, such amounts shall include any distribution required to be made by Pacers OpCo to its unitholders in respect of the quarterly base and variable dividend payable to holders of Parent Class A Common Stock on August 23, 2023 even if such distribution was made on or prior to the date hereof), multiplied by (ii) the Exchange Ratio.

(c) Prior to the Initial Company Merger Effective Time, the Company shall declare a dividend to its shareholders, including, for the avoidance of doubt, holders of Company RSUs and Company PSUs (and for the avoidance of doubt, Heat OpCo shall be permitted to make a distribution or payment to the Company, or otherwise provide funding, to allow the Company to make any such required payment to the holders of Company RSUs and Company PSUs), the record date for which shall be the close of business on the last business day prior to the day on which the Initial Company Merger Effective Time occurs and the payment date for which shall be three (3) Business Days after the OpCo Merger Effective Time; provided, that the payment of such dividend may be conditioned upon the occurrence of the OpCo Merger Effective Time. The per share dividend amount payable by the Company pursuant to this Section 6.23(c) shall be an amount equal to the product of (i) the aggregate amount of cash dividends paid per share of Parent Class A Common Stock on or after the date of this Agreement and prior to the OpCo Merger Effective Time, multiplied by (ii) the Exchange Ratio.

Section 6.24 Form S-3. Prior to the Closing, Parent shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a registration statement on Form S-3ASR promulgated under the Securities Act (or any successor form). Parent shall use commercially reasonable efforts to cause any registration statement to be filed with the SEC pursuant to the Registration Rights Agreement to be declared effective in accordance therewith.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Consummate the Mergers. The respective obligation of each Party to consummate the Mergers is subject to the satisfaction at or prior to the Initial Company Merger of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approvals. (i) Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and (ii) Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Parent.

(b) Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Mergers, and no Law shall have been adopted that makes consummation of the Transactions, including the Mergers, illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) Stock Exchange Listing. The shares of Parent Class A Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance (including shares issuable upon exchange of the Parent Class C Common Stock to be issued pursuant to this Agreement).

Section 7.2 Additional Conditions to Obligations of the Parent Parties. The obligations of each of the Parent Parties to consummate the Mergers are subject to the satisfaction at or prior to the Initial Company Merger Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a), (b) and (c) (Capital Structure), Section 4.3(a) (Authority; No Violations; Consents and Approvals), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to Section 4.2(a), (b)

and (c) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of the Company Parties set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. Each of the Company Parties shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Initial Company Merger Effective Time; provided, that in no event shall a failure of any Person to deliver an IRS Form W-9 in accordance with Section 3.5(j)(ii) be a condition to the obligations of the Parent Parties to consummate the Mergers.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3 Additional Conditions to Obligations of the Company Parties. The obligation of each of the Company Parties to consummate the Mergers is subject to the satisfaction at or prior to the Initial Company Merger Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Parent Parties. (i) The representations and warranties of the Parent Parties set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a), (b) and (c) (Capital Structure), Section 5.3(a) (Authority; No Violations; Consents and Approvals), Section 5.6(a) (Absence of Certain Changes or Events) and Section 5.30 (Production) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to Section 5.2(a), (b) and (c) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of Parent and Pacers OpCo set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Initial Company Merger Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Pacers OpCo LLC Agreement. Each of Parent and Merger Sub II shall have delivered to the Company an executed counterpart to the Pacers OpCo LLC Agreement.

(e) Tax Opinion. The Company shall have received a written opinion from Vinson & Elkins L.L.P. or such other nationally recognized law firm reasonably satisfactory to the Company (“Company Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Initial Company Merger and the Subsequent Company Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Company Counsel is unwilling or unable to deliver such opinion, this condition shall be satisfied if such opinion is rendered by Kirkland & Ellis LLP (“Parent Counsel”). In rendering the opinion described in this Section 7.3(e), Company Counsel or Parent Counsel, as applicable, shall be entitled to rely on the Company Officer’s Tax Certificate, the Parent Officer’s Tax Certificate and such other representations, information and assumptions as Company Counsel or Parent Counsel reasonably deems relevant.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Mergers or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Initial Company Merger Effective Time, whether (except as expressly set forth below) before or after Company Stockholder Approval or Parent Stockholder Approval has been obtained:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Mergers and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of any of the Mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Mergers shall not have been consummated on or before 5:00 p.m. Houston, Texas time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Mergers to occur on or before such date;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it was continuing as of the Closing (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (A) thirty (30) days after the giving of written notice to the breaching Party of such breach and (B) two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) if (A) Company Stockholder Approval shall not have been obtained upon a vote at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof or (B) Parent Stockholder Approval shall not have been obtained upon a vote at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof;

(c) by Parent:

(i) prior to, but not after, the time Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement); or

(ii) prior to, but not after, the time the Parent Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Parent Superior Proposal; provided, however, that Parent shall have contemporaneously with such termination paid the Company the Parent Termination Fee pursuant to Section 8.3;

(d) by the Company:

(i) prior to, but not after, the time Parent Stockholder Approval is obtained, if the Parent Board or a committee thereof shall have effected a Parent Change of Recommendation (whether or not such Parent Change of Recommendation is permitted by this Agreement); or

(ii) prior to, but not after, the time the Company Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination paid Parent the Company Termination Fee pursuant to Section 8.3.

Section 8.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and, if made in accordance with this Agreement, any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or fraud.

Section 8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Mergers shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act in connection with the Mergers shall be borne by Parent.

(b) If Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.

(c) If the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Parent Change of Recommendation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.

(d) If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent concurrently with the termination of this Agreement.

(e) If Parent terminates this Agreement pursuant to Section 8.1(c)(ii) (Parent Superior Proposal), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company concurrently with the termination of this Agreement.

(f) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination, a Company Competing Proposal shall have been publicly announced or publicly disclosed or (B) (1) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when Parent would be permitted to terminate this

Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) or (2) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and, in the case of each of clauses (1) and (2), following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee within three (3) Business Days after the earlier to occur of (x) the consummation of such Company Competing Proposal or (y) entering into a definitive agreement relating to a Company Competing Proposal. For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “20% or more” and “at least 20%” shall be deemed to be a reference to “more than 50%”.

(g) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), and on or before the date of any such termination, a Parent Competing Proposal shall have been publicly announced or publicly disclosed or (B) (1) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) or (2) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and, in the case of each of clauses (1) and (2), following the execution of this Agreement and on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal (or publicly approves or recommends to the stockholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal) or consummates a Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee within three (3) Business Days after the earlier to occur of (x) the consummation of such Parent Competing Proposal or (y) entering into a definitive agreement relating to a Parent Competing Proposal. For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20% or more” and “at least 20%” shall be deemed to be a reference to “more than 50%”.

(h) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Parent Expenses.

(i) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay the Company the Company Expenses.

(j) In no event shall Parent or the Company, respectively, be entitled to receive more than one payment of the Company Termination Fee or Parent Termination Fee, as applicable. Notwithstanding anything in this Agreement to the contrary, the payment of the Parent Expenses or of the Company Expenses shall not relieve the Company or Parent, respectively, of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b), Section 8.3(d) or Section 8.3(f) or the Parent Termination Fee pursuant to Section 8.3(c), Section 8.3(e) or Section 8.3(g), as applicable; provided, that the Company shall be entitled to credit any prior Parent Expenses actually paid by the Company against the amount of any Company Termination Fee required to be paid pursuant to Section 8.3(b), Section 8.3(d) or Section 8.3(f) and Parent shall be entitled to credit any prior Company Expenses actually paid by Parent against the amount of any Parent Termination Fee required to be paid pursuant to Section 8.3(c), Section 8.3(e) or Section 8.3(g). The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against the Parent Parties and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of any of the Mergers to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Parent Parties shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Parent Parties or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Parent Parties in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and its Subsidiaries against the Company Parties and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of any of the Mergers to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company Parties shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company Parties or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company Parties in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

Section 9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX, Section 4.29 (No Additional Representations), Section 5.31 (No Additional Representations), Section 6.7 (Access to Information), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.18 (Intended Tax Treatment) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Initial Company Merger Effective Time.

Section 9.3 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to the Parent Parties, to:

Permian Resources Corporation
300 N. Marienfeld St., Suite 1000
Midland, Texas 79701
Attention: John Bell
E-mail: john.bell@permianres.com

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:	Sean T. Wheeler, P.C.
Debbie Yee, P.C.
Camille E. Walker
Emily Lichtenheld
E-mail:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
camille.walker@kirkland.com
emily.lichtenheld@kirkland.com

(ii)	if to the Company, to:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson
Robert W. Hunt, Jr.
E-mail:	robert@earthstoneenery.com
bobby@earthstoneenergy.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams
Lande A. Spottswood
E-mail:	dmcwilliams@velaw.com
lspottswood@velaw.com

Section 9.4 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty, shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, clauses, subclauses and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, clauses, subclauses and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses, subclauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, clauses, subclauses or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this clause,” “this subclause” and words of similar import, refer only to the Sections, clauses or subclauses hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Any capitalized terms herein which are defined with reference to another agreement are defined with reference to such other agreement as of the date hereof, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, solely to the extent (A) permitted by the terms thereof and, if applicable, by the terms of this Agreement and (B) that such amendment, modification, supplement, restatement or replacement has been made available to Parent or the Company, as applicable, prior to the date of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was (A) in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, (B) filed with or furnished to the SEC and available on EDGAR, or (C) provided by the Company or Parent, as applicable, in physical form for review by the other Party or its Representatives, in each case, by 5:00 p.m. Houston, Texas time on the day prior to the execution of this Agreement.

Section 9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and Heat OpCo Units to receive the Merger Consideration and any dividends or distributions to be paid in accordance with Section 6.23) but only from and after the Initial Company Merger Effective Time and (b) Section 6.10 (which from and after the Initial Company Merger Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Initial Company Merger Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(C) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

Section 9.10 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 9.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

Section 9.11 Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.12 Extension; Waiver. At any time prior to the Initial Company Merger Effective Time, the Company and Parent may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.13 Non-Recourse. Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parent Parties or the Company Parties under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 9.14 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Parent and its Affiliates under or pursuant any agreement entered into with respect to the Debt Financing), each of the parties to this Agreement on behalf of itself and each of its controlled affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Committed Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in a commitment letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 8.1(b)(iii) or decline to consummate the Closing as a result thereof pursuant to Section 8.1 and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Committed Financing Sources will have any liability to any of the Company, its Subsidiaries or their respective affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, its Subsidiaries or their respective affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Committed Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Committed Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Committed Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.14 (and the definitions of any terms used in this Section 9.14) and (y) to the extent any amendments to any provision of this Section 9.14 (or, solely as they relate to such Section, the definitions of any terms used in this Section 9.14) are materially adverse to the Committed Financing Sources, such provisions shall not be amended without the prior written consent of the Committed Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.14 shall in any way affect any party’s or any of their respective affiliates’ rights and remedies under any binding agreement between a Committed Financing Source and such party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

MERGER SUB I:

SMITS MERGER SUB I INC.

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

MERGER SUB II:

SMITS MERGER SUB II LLC

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

PACERS OPCO:

PERMIAN RESOURCES OPERATING, LLC

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

Signature Page to Agreement and Plan of Merger

COMPANY:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

HEAT OPCO:

EARTHSTONE ENERGY HOLDINGS, LLC

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, that, for the avoidance of doubt, (a) no portfolio company of the Parent Supporting Stockholders shall be an Affiliate of Parent and (b) no portfolio company of the Company Supporting Stockholders shall be an Affiliate of the Company, in each case of clause (a) and (b), for purposes of this Agreement. For purposes of this definition, “control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregated Group” means all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Antitrust Authority” means the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction.

“Antitrust Laws” means the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.

“beneficial ownership” including the correlative term “beneficially owning” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Committed Financing Sources” means each Debt Financing Source that has otherwise entered into any committed agreements with respect to any Debt Financing, including any other commitment letter or other documentation with respect to any permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto, together with their respective Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

“Company Benefit Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

ANNEX A-1

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Competing Proposal” means any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any direct or indirect acquisition (by asset purchase, share purchase, amalgamation, merger, arrangement, business combination, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including shares in the capital of or ownership interest in any Subsidiary) that accounted for or generated 20% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any direct or indirect take-over bid, tender or exchange offer or that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, amalgamation, arrangement, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which is structured to permit any Person or group to acquire beneficial ownership of at least 20% of the Company’s and its Subsidiaries’ assets or equity interests.

“Company Credit Facility” means the Credit Agreement, dated as of November 21, 2019, among Heat OpCo, as borrower, the Company, as Parent (as defined therein), each of the lenders and other financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the lenders, as amended prior to the date hereof.

“Company Data Security Requirements” means the following, in each case to the extent applicable to the Company or any of its Subsidiaries and relating to any security breach notification requirements, IT Assets or Personal Information, or any other matter relating to data privacy, protection, or security: (a) all applicable Laws and any related security breach notification requirements; (b) the Company or any of its Subsidiaries’ own rules, policies, and procedures; (c) industry standards to which the Company or any of its Subsidiaries purports to comply with or be bound; and (d) Contracts to which the Company or any of its Subsidiaries is bound.

“Company Equity Plan” means the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended from time to time.

“Company Expenses” means a cash amount equal to $50,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Company Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to the Company that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which

ANNEX A-2

were not known by the Company Board as of the date of this Agreement); provided, however, that in no event shall (a) the receipt, existence or terms of a Company Competing Proposal or Parent Competing Proposal, or any matter relating thereto or a consequence thereof or (b) any changes to the market price or trading volume of shares of Company Class A Common Stock or Parent Class A Common Stock or any other securities of the Company or Parent, or the fact that the Company or Parent meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however the underlying cause or any of the foregoing may constitute a Company Intervening Event), constitute a Company Intervening Event.

“Company Mergers” means the Initial Company Merger and the Subsequent Company Merger.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by, as applicable, the Company or its Subsidiaries.

“Company PSU” means a restricted stock unit granted pursuant to the Company Equity Plan that is subject to performance-based vesting.

“Company Reserve Engineer” means Cawley, Gillespie & Associates, Inc.

“Company RSU” means a restricted stock unit granted pursuant to the Company Equity Plan that vests solely on the basis of time.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions, including the Company Mergers, by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to be held for the purposes of obtaining Parent Stockholder Approval, including any postponement, adjournment or recess thereof.

“Company Superior Proposal” means a Company Competing Proposal that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in Section 6.3 (with references in the definition of Company Competing Proposal to “20% or more” and “at least 20%” being deemed to be replaced with references to “more than 50%”) that in the good faith determination of the Company Board or any committee thereof, after consultation with the Company’s financial advisors, (a) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Mergers (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise) and, (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects or factors considered relevant by the Company Board.

“Company Termination Fee” means $87,500,000.

ANNEX A-3

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Contract” means any contract, legally binding commitment, license, promissory note, loan, bond, mortgage, indenture, lease or other legally binding instrument or agreement (whether written or oral).

“COPAS” means Council of Petroleum Accountants Society.

“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks, or public health emergencies.

“Debt Financing” means any debt financing incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans, in each case by Parent or any of its Subsidiaries in connection with the Mergers.

“Debt Financing Sources” means any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of the Debt Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

“Derivative Transaction” means any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” means, whether or not funded or registered, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other benefit or compensation plan, equity option, restricted equity, equity purchase plan, equity or equity-based compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, contract, agreement, arrangement, program, practice or understanding.

ANNEX A-4

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all Laws pertaining to pollution, protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of, or exposure to, Hazardous Materials) or human health and safety (as it relates to exposure to Hazardous Materials), in each case as enacted or in effect as of or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, provincial, territorial, tribal, local or municipal court, governmental, regulatory or administrative agency, ministry or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person), or public or private arbitral body.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any chemical, product, material, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law, including asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, radioactive materials (naturally occurring or otherwise), per- and polyfluoroalkyl substances, radon and any Hydrocarbons.

“Heat OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Heat OpCo, dated as of April 14, 2022.

“Heat OpCo Membership Interests” means, collectively, Heat OpCo Units and Heat OpCo Preferred Units.

“Heat OpCo Preferred Units” means a Preferred Unit (as defined in the Heat OpCo LLC Agreement).

“Heat OpCo Units” means a Common Unit (as defined in the Heat OpCo LLC Agreement).

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, casinghead gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced, derived, refined or associated therewith.

ANNEX A-5

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include (i) accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business and (iii) obligations arising from treasury services, banking products and cash management services.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, industrial design registrations and applications for same, and extensions, divisionals, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, firmware, information technology assets, equipment, and infrastructure, data processing, information, communications, and peripherals, including any outsourced systems and processes, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed on Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed on Schedule 1.1 of the Parent Disclosure Letter.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, works council or similar employee representative body.

ANNEX A-6

“Law” means any law, by-law, rule, regulation, ordinance, code, act, statute, injunction, ruling, award, decree, writ, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law and the rules and regulations of any applicable stock exchange.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that, in respect of clause (b) above, no fact, circumstance, effect, change, event or development (by itself or when aggregated or taken together with any and all other facts, circumstances, effects, changes, events or developments) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” with respect to a Party or shall be taken into account when determining whether a “Material Adverse Effect” with respect to a Party has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv) political conditions (or changes in such conditions), the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), or acts of war (including the Russian/Ukraine conflict), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions;

(vi) the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii) the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is requested in writing by the other Party or expressly required by, this Agreement, the public announcement of this Agreement or the Transactions (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions);

ANNEX A-7

(viii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(ix) any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect to the extent not otherwise excluded by the definition hereof); or

(x) any Proceedings made or brought by any of the current or former stockholders of such Party (on their own behalf or on behalf of such Party) against a Company Party, a Parent Party or any of their respective directors or officers, arising out of the Mergers or in connection with any of the other Transactions;

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing subclauses (i)– (v) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Mergers” means the Initial Company Merger, the Subsequent Company Merger and the OpCo Merger.

“MMcf” means one million cubic feet.

“Novo Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 14, 2023, by and among Heat OpCo, Novo Oil & Gas Legacy Holdings, LLC, a Delaware limited liability company, Novo Intermediate, LLC, a Delaware limited liability company, and Novo Oil & Gas Holdings, LLC, a Delaware limited liability company.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

ANNEX A-8

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (b) all Wells and (c) Hydrocarbons or revenues therefrom and claims and rights thereto.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) Parent, Merger Sub I, Merger Sub II and Pacers OpCo when used with respect to the Company, and (b) the Company and Heat OpCo when used with respect to Parent, Merger Sub I, Merger Sub II or Pacers OpCo.

“Outside Date” means April 21, 2024; provided, that, if on such date, one or more conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (if the legal prohibition or applicable Law relates to any of the matters referenced in Section 7.1(b)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Outside Date shall automatically extend to August 21, 2024.

“Pacers OpCo LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Pacers OpCo, dated as of September 1, 2022.

“Pacers OpCo Membership Interests” means, collectively, Pacers OpCo Units and Pacers OpCo Preferred Units.

“Pacers OpCo Preferred Units” means preference equity securities issued by Pacers OpCo that rank senior to Pacers OpCo Units with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of Pacers OpCo.

“Pacers OpCo Units” means a Common Unit (as defined in the Pacers OpCo LLC Agreement).

“Parent Benefit Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Parent or any of its Subsidiaries, or under or with respect to which Parent or any of its Subsidiaries has any current or contingent liability or obligation.

“Parent Class A Common Stock” means the Class A common stock, par value $0.0001 per share of Parent

“Parent Class C Common Stock” means the Class C common stock, par value $0.0001 of Parent.

ANNEX A-9

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class C Common Stock.

“Parent Competing Proposal” means any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any direct or indirect acquisition (by asset purchase, share purchase, amalgamation, merger, arrangement, business combination, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including shares in the capital of or ownership interest in any Subsidiary) that accounted for or generated 20% or more of Parent’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or any direct or indirect take-over bid, tender or exchange offer or that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, amalgamation, arrangement, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries which is structured to permit any Person or group to acquire beneficial ownership of at least 20% of Parent’s and its Subsidiaries’ assets or equity interests.

“Parent Credit Facility” means the Third Amended and Restated Credit Agreement dated as of February 18, 2022, among Pacers OpCo, as borrower, Parent, as Parent (as defined therein), each of the lenders and other financial institution from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, as amended prior to the date hereof.

“Parent Equity Plan” means the Permian Resources Corporation 2023 Long Term Incentive Plan, as amended from time to time.

“Parent Expenses” means a cash amount equal to $25,000,000 to be paid in respect of the Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Parent Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Parent that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (a) the receipt, existence or terms of a Parent Competing Proposal or Company Competing Proposal, or any matter relating thereto or a consequence thereof or (b) any changes to the market price or trading volume of shares of Parent Class A Common Stock or Company Class A Common Stock or any other securities of Parent or the Company, or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however the underlying cause or any of the foregoing may constitute a Parent Intervening Event), constitute a Parent Intervening Event.

ANNEX A-10

“Parent Options” means an option to purchase Parent Class A Common Stock under the Parent Equity Plan.

“Parent PSUs” means a restricted stock unit granted pursuant to the Parent Equity Plan that is subject to performance-based vesting.

“Parent Reserve Engineer” means Netherland, Sewell & Associates, Inc.

“Parent Restricted Shares” means any restricted share awards granted pursuant to the Parent Equity Plan.

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the holders of a majority of the votes cast on the Parent Stock Issuance at the Parent Stockholders Meeting.

“Parent Stockholders Meeting” means the meeting of the stockholders of Parent to be held for the purposes of obtaining Parent Stockholder Approval, including any postponement, adjournment or recess thereof.

“Parent Superior Proposal” means a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in Section 6.4 (with references in the definition of Parent Competing Proposal to “20% or more” and “at least 20%” being deemed to be replaced with references to “more than 50%”) that in the good faith determination of the Parent Board or any committee thereof, after consultation with the Parent’s financial advisors, (a) if consummated, would result in a transaction more favorable to the Parent’s stockholders from a financial point of view than the Mergers (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by the Company in response to such proposal or otherwise) and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects or factors considered relevant by the Parent Board.

“Parent Termination Fee” means $175,000,000.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the Transactions or otherwise waived prior to the Initial Company Merger Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents and other similar agreements and documents;

ANNEX A-11

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Company or Parent, as applicable, in accordance with GAAP;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable;

(d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;

(f) all easements, zoning restrictions, conditions, covenants, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(h) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working

ANNEX A-12

interest of the Company or Parent (without at least a proportionate increase in net revenue interest), as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; and

(i) with respect to (i) Parent and its Subsidiaries, Encumbrances arising under the Parent Credit Facility and (ii) the Company and its Subsidiaries prior to the Closing, Encumbrances arising pursuant to the Company Credit Facility and otherwise permitted under this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any data or other information that, alone or in combination with other information held by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, identifies, relates to, or could reasonably be used to identify an individual, household, or device, including any personally identifiable data, and any other personal information that is otherwise protected by, subject to, or defined under any applicable Laws as “personal information”, “personal data”, “personally identifiable information”, “protected health information”, or a similar term.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, charge, complaint, audit, litigation, suit, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity, in each case by or before a Governmental Entity whether civil, criminal, administrative, investigative or otherwise.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), but excluding Taxes and assessments of Governmental Entities.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into or migrating through the environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

ANNEX A-13

“Security Incident” means, any cyber or security incident, breach of security or unauthorized access, disclosure, destruction, processing, use, or exfiltration affecting or with respect to any as applicable, IT Assets, or Personal Information, including any phishing incident, ransomware, denial of service, malware or other cyberattack.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all taxes, charges, levies, deductions, withholdings, custom duties or other assessments, in each case in the nature of a tax, imposed by any Governmental Entity, including income, gross receipts, license, payroll, employment, stamp, occupation, windfall profits, environmental, capital stock, social security, unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value-added and franchise taxes, together with all interest, penalties and additions thereto.

“Tax Returns” means any return, report, statement, declaration, claim for refund, information return or other document (including any related or supporting information, schedule or attachment thereto and including any amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the administration or imposition of any Tax.

“Trading Day” means any day on which the shares of Parent Class A Common Stock are listed or quoted and traded on the NYSE.

“Transaction Document” means, individually or collectively, this Agreement, the Company Support Agreement, the Parent Support Agreement and the Registration Rights Agreement.

“Transactions” means the Mergers and the other transactions contemplated by this Agreement, including, without limitation, each other agreement to be executed and delivered in connection herewith and therewith and including, for greater certainty, the Parent Stock Issuance.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes.

ANNEX A-14

“Treasury Regulations” means the temporary, proposed and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas, natural gas liquids, water, other Hydrocarbons and mineral production from such well.

“Willful and Material Breach” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act it is required to take under this Agreement by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.

ANNEX A-15

Exhibit A

Form of Company Support Agreement

[Omitted.]

EXHIBIT A-1

Exhibit B

Form of Parent Support Agreement

[Omitted.]

EXHIBIT B-1

Exhibit C

Form of Registration Rights Agreement

[Omitted.]

EXHIBIT C-1

Exhibit D

Form of Seventh Amended and Restated Pacers OpCo LLC Agreement

[See attached.]

EXHIBITD-1

Final Form

Form of Seventh Amended and Restated

Limited Liability Company Agreement

PERMIAN RESOURCES OPERATING, LLC

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [•]

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Section 16.14	Right of Offset	54
Section 16.15	Effectiveness	54
Section 16.16	Entire Agreement	54
Section 16.17	Remedies	54
Section 16.18	Descriptive Headings; Interpretation	54

Schedules

Schedule 1	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Joinder Agreement

PERMIAN RESOURCES OPERATING, LLC

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Permian Resources Operating, LLC, a Delaware limited liability company (the “Company”), and its Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Act (as defined herein) by the filing of the Certificate (as defined herein) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on August 10, 2012;

WHEREAS, the Company entered into that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 1, 2021 (together with all schedules, exhibits and annexes thereto, the “Sixth A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, pursuant to Section 16.03 of the Sixth A&R LLC Agreement, the Sixth A&R LLC Agreement may be amended or modified solely by the Manager, subject to the prior written consent of both (a) the Majority Members and (b) the Audit Committee of the Corporate Board;

WHEREAS, the Company, Permian Resources Corporation (formerly known as Centennial Resource Development, Inc.), a Delaware corporation (the “Corporation”), and certain Members holding a majority of the Units outstanding and constituting the Majority Members desire to amend and restate the Sixth A&R LLC Agreement as of the Effective Time (as defined herein) to reflect (a) the consummation of the transactions contemplated by the Merger Agreement (as defined herein), (b) the admission of each of the Legacy Earthstone Unitholders as a Member and (c) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Sixth A&R LLC Agreement shall be superseded entirely by this Agreement; and

WHEREAS, the Audit Committee of the Corporate Board has approved of the amendment and restatement of the Sixth A&R LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Member, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement). Notwithstanding anything to the contrary herein, (a) with respect to the Members of the Company (other than the Corporation and its Subsidiaries), “Affiliate” shall not include any portfolio companies of Pearl Energy Investments, NGP Energy Capital or EnCap Investments, L.P. and (b) with respect to the Corporation and its Subsidiaries, “Affiliate” shall not include any portfolio companies of Riverstone Energy Investments.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XII.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Block Redemption Date” means the date on which a Member elects to have its Common Units redeemed in connection with a Redemption permitted pursuant to Section 11.01(i).

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Member is subject, which period restricts the ability of such Redeemed Member to immediately resell shares of Class A Common Stock to be delivered to such Redeemed Member in connection with a Share Settlement.

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“Book Value” means, with respect to any Company property, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s); provided, that if any noncompensatory options are outstanding upon the occurrence of any adjustment described herein, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Company’s assets determined on a consolidated basis, (b) a sale of a majority of the Company’s outstanding Units (other than (i) to the Corporation or (ii) in connection with a Redemption or Direct Exchange in accordance with Article XI) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Company; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Company, nor (y) a transaction solely for the purpose of changing the form of entity of the Company, nor (z) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

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“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume-weighted closing price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock (or such other class of stock into which it has been converted) no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Class A Common Stock, as determined by a majority of the Independent Directors in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member in Profits, Losses and Distributions.

“Company Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of February 18, 2022, by and among the Company, as borrower, the Corporation, as Parent, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as may be subsequently amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“CRP Holdco Corp.” means CRP Holdco Corp., a Delaware corporation.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d),

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Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation for such Taxable Year or other Fiscal Period shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable provisions of the Credit Agreement).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Company to a Member in redemption of all or a portion of such Member’s Units or (c) any amounts payable pursuant to Section 6.06.

“Effective Time” has the meaning set forth in Section 16.15.

“EnCap Unitholder” means, collectively, Bold Energy Holdings, LLC, a Texas limited liability company and any funds or investment vehicles associated with EnCap Investments, L.P. or any Affiliate thereof.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means (i) with respect to the Company or any of its Subsidiaries, (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the

5

Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company and (ii) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Company and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Securities Act and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

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“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“Legacy Earthstone Unitholders” means Smits Merger Sub II LLC, a Delaware limited liability company, Lynden USA Inc., a Utah corporation, the EnCap Unitholder, and each of the other persons that held membership interests in Earthstone Energy Holdings, LLC, immediately prior to the Merger Closing.

“LLC Employee” means an employee of, or other service provider to, the Company or any Subsidiary, in each case acting in such capacity.

“Lock-Up Period” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Losses” means items of Company loss or deduction determined according to Section 5.01(b).

“Majority Members” means the Members (which may include the Manager) holding a majority of the Units then outstanding; provided that, if as of any date of determination, a majority of the Units are then held by the Manager or any Affiliates controlled by the Manager, then “Majority Members” shall mean the Manager together with Members holding a majority of the Units (excluding Units held by the Manager and its controlled Affiliates) then outstanding.

“Manager” has the meaning set forth in Section 6.01.

“Manager Change of Control” shall be deemed to have occurred if or upon:

(a) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the equity interests in the Company, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any directly or indirectly wholly owned subsidiary of the Corporation, and such sale, lease or transfer is consummated;

(b) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, a merger or consolidation of the Corporation with any other Person, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.01% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation is consummated; or

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(c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or (b) a corporation or other entity owned, directly or indirectly, by all of the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50.01% of the aggregate voting power of the Voting Securities of the Corporation; provided, that the Corporate Board recommends or otherwise approves or determines that such acquisition is in the best interests of the Corporation and its stockholders.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Company that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Company or (b) 50% of the consolidated net income of the Company before interest, taxes, depreciation and amortization (calculated in a manner substantially consistent with the definition of “Consolidated Net Income” and “EBITDAX” or similar definition(s) appearing in the Credit Agreement, including such additional adjustments that are permitted to be made to such measure as described in “EBITDAX” or a similar definition appearing in the Credit Agreement).

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of [•], 2023, by and among the Corporation, Pacers Merger Sub I Inc., a Delaware corporation, Pacers Merger Sub II LLC, a Delaware limited liability company, the Company, Earthstone Energy, Inc., a Delaware corporation, and Earthstone Energy Holdings, LLC, a Delaware limited liability company (as may be amended or supplemented from time to time).

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“Merger Closing” means the consummation of the transactions contemplated by the Merger Agreement.

“MidCo Unitholder” means each of Colgate Energy Partners III MidCo, LLC, Colgate Energy Partners, LLC, Colgate Energy Partners II, LLC and CEP Holdings, LLC, and their successors and assigns.

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Audit Provisions” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Partnership Representative” has the meaning set forth in Section 9.03(a).

“Pearl Unitholder” means, collectively, Pearl Energy Investments, L.P., Pearl Energy Investments II, L.P. and Pearl CIII Holdings, L.P.

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time. The Percentage Interest of each member shall be calculated to the 4th decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Company income and gain determined according to Section 5.01(b).

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (b) any merger, consolidation or other combination involving the Corporation, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

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“Redeemed Member” has the meaning set forth in Section 11.01(a).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” means a Regular Redemption Date, a Special Redemption Date or a Block Redemption Date.

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” means, except as otherwise specified by the Manager to the extent necessary for the Corporation to comply with the Registration Rights Agreement, with respect to any Regular Redemption Date or Special Redemption Date, the date that is ten (10) Business Days before such Redemption Date, and for any other Redemption Date, the date the Redemption Notice with respect to such Redemption Date is delivered, which date shall not be (i) less than ten (10) Business Days before such Redemption Date, or (ii) with respect to any Redemption permitted pursuant to Section 11.01(i), less than three (3) Business Days before the Block Redemption Date.

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registered Offering” means any secondary securities offering (which may include a “bought deal” or “overnight” offering), and any primary securities offering for which piggyback rights are offered, pursuant to the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [•], 2023, by and among the Corporation, the EnCap Unitholder, the Pearl Unitholders and the other parties named therein (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Regular Redemption Date” means a date within each fiscal quarter specified by the Manager from time to time.

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Schedule of Members” has the meaning set forth in Section 3.01(b).

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“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Simulated Basis” means, with respect to each Depletable Property, the Book Value of such property. For purposes of such computation, the Simulated Basis of each Depletable Property (including any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) shall be allocated to each Member in accordance with such Member’s relative Percentage Interest as of the time such Depletable Property (or such addition to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) is acquired (or expended) by the Company, and shall be reallocated among the Members in accordance with the such Members’ Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Value of the Company’s Depletable Properties pursuant to the definition of Book Value. Upon a transfer by a Member of any Units, a portion of the Simulated Basis allocated to such Member shall be reallocated to the transferee in accordance with the relative Percentage Interest transferred.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, in no event shall such allowance, in the aggregate, exceed the Simulated Basis of such Depletable Property. If the Book Value of a Depletable Property is adjusted pursuant to the definition of Book Value during a Taxable Year or other Fiscal Period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Book Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Book Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Book Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Sixth A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Redemption Date” means a date specified by the Manager in addition to or in lieu of the Regular Redemption Date during the same fiscal quarter. The Manager must specify a Special Redemption Date effective with any Registered Offering.

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“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stock Exchange” means the New York Stock Exchange.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by the Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Manager from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

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“Value” means (a) for any Stock Option Plan, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“Voting Securities” means any Equity Securities of the Corporation that are entitled to vote generally in matters submitted for a vote of the Corporation’s stockholders or generally in the election of the Corporate Board.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. The Company was formed on August 10, 2012 pursuant to the provisions of the Delaware Act.

Section 2.02 Seventh Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Sixth A&R LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Company shall be “Permian Resources Operating, LLC.” The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

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Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, County of New Castle, DE 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Company in accordance with the provisions of Article XIV.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal (and applicable state and local) income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III.

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) The Corporation, CRP Holdco Corp. and the MidCo Unitholders were previously admitted as Members and shall remain Members of the Company upon the Effective Time. At the Effective Time and concurrently with the Merger Closing, each of the Legacy Earthstone Unitholders shall be admitted to the Company as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

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(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units. To the extent required pursuant to Section 3.04(a), the Manager may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 The Merger Closing Issuances.In connection with the Merger Closing, at the Merger Closing, the Company issued the Legacy Earthstone Unitholders the number of Common Units set forth next to such person’s name on Schedule 1.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation, (i) the Company shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Company (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Company as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase from another Member (other than the Corporation and its wholly owned Subsidiaries) a number of Common Units pursuant to Section 11.03(a) (and a corresponding number of shares of Class C Common Stock), then the Company shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such other Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property or (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities. Except pursuant to Article XI, (x) the Company may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially

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simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b) The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

(c) The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Company (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Company may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the

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same price per security from holders thereof, or (B) any other Equity Securities of the Company from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

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Section 3.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

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(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall be deemed to have contributed any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Company pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (a) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (c) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (d) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

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Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Units. Upon such contribution, the Company will issue to the Corporation a number of Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV.

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would violate Section 18-607 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of tax distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.06).

(b) Tax Distributions. The Company shall make distributions to all Members pro rata, in accordance with each Member’s Percentage Interest, at such times and in such amounts as necessary to enable the Corporation and each of its wholly owned Subsidiaries to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement.

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ARTICLE V.

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the date hereof, as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and Section 3.04(c) of this Agreement, is its respective “Merger Closing Capital Account Balance” set forth on the Schedule of Members.

(b) For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses (excluding depletion with respect to a Depletable Property), there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

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(vi) Simulated Gains with respect to Depletable Properties shall be taken into account in computing Profits and Losses in lieu of actual gains on such Depletable Properties.

(vii) Items specifically allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, and subject to Section 5.04, Profits and Losses for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in such a manner that, after giving effect to the special allocations set forth in Section 5.03 and all other distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Member, immediately after making such allocation, is as nearly as possible equal to (a) the amount such Member would receive pursuant to Section 14.02(d) if all of the assets of the Company on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash were distributed, in accordance with Section 14.02(d), to the Members immediately after making such allocation, minus (b) such Member’s share of the Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. Notwithstanding any contrary provision in this Agreement, the Manager shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year or other Fiscal Period of the event requiring such adjustments or allocations.

Section 5.03 Regulatory and Special Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Member Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(g), if there is a net decrease in the Company Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

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(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) Simulated Depletion for each Depletable Property and Simulated Loss upon the disposition of a Depletable Property shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(g) The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Company Minimum Gain, or in Member Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

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Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Cost and percentage depletion deductions with respect each Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Percentage Interest as of the time such Depletable Property is acquired by the Company, and shall be reallocated among the Members in accordance with such Member’s Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Company’s Depletable Properties pursuant to the definition of Book Value (or at the time of any material additions to the U.S. federal income tax basis of such Depletable Property). Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Manager may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c). For the purposes of applying the “remedial allocation method” to Depletable Properties (i) the amount by which any Member’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Member and (ii) the amount of cost depletion computed by such Member under section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Member.

(c) For purposes of the separate computation of gain or loss by each Member on a taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains; provided, however, that the Members understand and agree that the Board of Managers may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c). The provisions of this Section 5.04(c) and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

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(d) Each Member shall, in a manner consistent with this Article V, separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member may advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(e) Items of Company taxable income, gain, loss and deduction with respect to any property contributed or deemed contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value as of the date of the applicable contribution using the traditional method set forth in Treasury Regulations Section 1.704-3(b); provided that, (i) the Company shall use the remedial method set forth in Treasury Regulations Section 1.704 3(d) with respect to any property contributed or deemed contributed to the Company by the MidCo Unitholders, and (ii) with the prior written consent of the EnCap Unitholder, the Company may use another method determined by the Manager that is permitted under Treasury Regulations Section 1.704-3 with respect to any property contributed or deemed contributed to the Company in connection with the transactions contemplated by the Merger Agreement.

(f) If the Book Value of any Company asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the the traditional method set forth in Treasury Regulations Section 1.704-3(b).

(g) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(h) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members pro rata as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(i) For purposes of determining a Member’s pro rata share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be in proportion to the Units held by such Member.

(j) Allocations pursuant to this Section 5.05 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

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Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Member. If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company, such as an IRS Form W-9 or applicable IRS Form W-8, that the applicable Member (or its beneficial owners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with this Section 5.05. To the extent the Corporation, the Company and its Subsidiaries is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (including the delivery of consideration in connection with a Redemption or Direct Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) the Corporation, the Company or the applicable Subsidiary, as the case may be, may withhold such amounts and make such tax payments as so required, and each Member hereby authorizes the Corporation, the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable, allocable or payable by or with respect to such Member pursuant to this Agreement. In addition, if the Company is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member (including U.S. federal income taxes as a result of Company obligations pursuant to the Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 5.05 shall be treated as having been distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, such Member shall indemnify the Company in full for the amount of such excess. The Manager may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.05. A Member’s obligation to indemnify the Company under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.05, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Company at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such

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indemnity (and interest) shall not be allocated to or distributed to the Member paying such indemnity (and interest). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

ARTICLE VI.

MANAGEMENT

Section 6.01 Authority of Manager.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”) and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the Manager.

(c) The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

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Section 6.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation and its wholly owned Subsidiaries) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members holding a majority of the Units (excluding Units held by the Manager and its controlled Affiliates) then outstanding and otherwise are permitted by the Credit Agreement.

Section 6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is and will continue to be publicly traded and therefore the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that (i) shares of Class A Common Stock are sold to underwriters in any public offering after the Effective Time at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Settlement for any Redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Manager for such Discount by treating such Discount as an additional Capital Contribution made by the Manager to the Company, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Manager’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

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Section 6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member or to any other Person bound by this Agreement that is not the Manager for any act or omission performed or omitted by the Manager or such Person in its capacity as the sole managing member of the Company or as an Affiliate, officer, employee or other agent of the Manager, as applicable, pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s willful misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the other agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager and each of its Affiliates, officers, employees and other agents shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, as to matters such Person reasonably believes are within such other Person’s professional or expert competence and any act of or failure to act by the Manager or such other Person in good faith reliance on such advice shall in no event subject the Manager or such other Person to liability to the Company or any Member or to any other Person bound by this Agreement.

(b) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision

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in its “sole discretion” or “discretion,” with “complete discretion,” with its “approval” or “consent” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, (i) whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and (ii) so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members..

Section 6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10 Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Manager as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company as Capital Contributions and the proceeds of any other financing raised by the Manager pursuant to the preceding clauses (d) and (e) shall be made available to the Company as loans or otherwise as appropriate and, provided further, that the Manager may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Manager takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the Manager from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Section 6.11 Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the Manager shall, in connection with the performance of its duties in its capacity as the Manager, have the same fiduciary duties to the Company and the Members as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under

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the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the Manager.

ARTICLE VII.

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01 Limitation of Liability and Duties of Members; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager; provided that, in the case of the Manager, this sentence shall not in any manner limit the liability of the Manager to the Company or any Member (other than the Manager) attributable to a breach by the Manager of any obligations of the Manager under this Agreement. Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the

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foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

(d) Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Member (including the Manager) or to any Related Person of such Member, and no Member (or any Related Person of such Member) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or the Members will have any duty to communicate or offer such opportunity to the Company or the Members, or to develop any particular investment, and such Person will not be liable to the Company or the Members for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Members. Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Company nor any Member has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Company, even if competitive with the activities of the Company or the Members, will not be deemed wrongful or improper.

Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Company shall indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted by applicable Law (including as it presently exists or may hereafter be amended, substituted or replaced but, to the fullest extent permitted by applicable Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than such Law permitted the Company to provide immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such Person by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the

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Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another Person; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Company agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Company who served as a director of the Company or as a Member of the Company by virtue of such Person’s service as a member, director, partner or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 7.04 which shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and the Company (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

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Section 7.05 Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Members holding a majority of the Units entitled to vote on such matter on at least 48 hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

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Section 7.06 Inspection Rights. The Company shall permit each Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager; provided that the Company shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

Section 8.03 Reports. The Company shall deliver or cause to be delivered, within ninety (90) days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information reasonably necessary for the preparation of such Person’s United States federal and applicable state income tax returns.

ARTICLE IX.

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange, at the Company’s expense, for the preparation and timely filing of all tax returns required to be filed by the Company. On or before March 15, June 15, September 15, and December 15 of each Taxable Year, the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Company’s outside tax accountants. For so long as any Member owns 5% or more of the outstanding Common Units, the Company shall (a) send a draft of any income tax return of the Company to such Member, at least fifteen days prior to filing, for review and comment, and (b) consider in good faith all reasonable comments received from such Member at least five days prior to the due date for the filing of any such tax return. In addition, no later than the later of (i) March 15 following the end of the prior Taxable Year, and (ii) thirty (30) Business

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Days after the issuance of the final financial statement report for a Fiscal Year by the Company’s auditors, the Company shall send to each Person who was a Member at any time during such Taxable Year, a statement showing such Member’s (A) final state tax apportionment information, (B) allocations to the Members of taxable income, gains, losses, deductions and credits for such Taxable Year, (C) a completed IRS Schedule K-1 and (D) all other information reasonably requested and necessary for the preparation of such Person’s U.S. federal (and applicable state and local) income tax returns. Each Member shall notify the Company, and the Company shall take reasonable efforts to notify each of the other Members, upon receipt of any notice of tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02 Tax Elections. The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code and shall not thereafter revoke such election. In addition, the Company (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b).

Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Tax Controversies.

(a) The Corporation shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company, within the meaning given to such term in Section 6223 of the Code and any corresponding or similar role for relevant state and local tax purposes (the Corporation, in such capacity, the “Partnership Representative”). The Partnership Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Partnership Representative prior to the date hereof) shall reasonably cooperate with each other and shall use reasonable best efforts to cause the Manager (or any Person subsequently designated) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course

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of fulfilling its obligations as the Partnership Representative. Subject to the other terms of this Agreement, the Partnership Representative is authorized to take such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Audit Provisions. The Partnership Representative will have discretion to determine whether the Company (either in its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Each Member agrees to reasonably cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 5.06. The Partnership Representative shall be entitled to cause the Company to elect the application of Section 6226 of the Code with respect to any imputed underpayment or make any other decision or election, or take any action pursuant to Sections 6221 through 6235 and 6241 of the Code. The Partnership Representative shall keep the Members reasonably informed of any material audit or administrative or judicial proceedings and any decisions or elections described in the previous sentence that are material in nature. The Company shall reimburse the Partnership Representative for all reasonable and documented out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. In the event that the Manager determines that the foregoing provisions are no longer applicable to the Company, either due to a change of controlling law or the enactment of applicable Treasury Regulations, the Manager is authorized to take any reasonable actions as may be required concerning tax matters of the Company not otherwise addressed in this Section 9.03(a). The provisions of this Section 9.03(a) shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member for the period of time necessary to resolve with any applicable taxing authority any income tax matters relating to the Company. Notwithstanding anything to the contrary herein (except for elections and Section 704(c) methods expressly provided for herein), the Partnership Representative shall not settle any tax controversy that would reasonably be expected to have a disproportionate and adverse impact on any Member (or subset of Members) without the prior written consent of such Member (or subset of Members).

ARTICLE X.

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01 Transfers by Members. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the Manager. Notwithstanding the foregoing, “Transfer” shall not include an event that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

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Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (i) by a Member to an Affiliate of such Member, (ii) by a Member to any of its partners, limited liability company members, stockholders or other equity holders of such Member, (iii) by the Corporation to the holders of equity interests in the Corporation in connection with the dissolution of the Corporation, (iv) by any transferee pursuant to clause (ii) or (iii) of this sentence to any by a Member to any of its partners, limited liability company members, stockholders or other equity holders of such Member or Affiliate of such transferee or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such transferee or Relatives of such transferee, (iv) pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof, or (v) by any Member to the holders of equity interests in such Member in connection with a Permitted Transfer or a dissolution of such Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (B) in the case of the foregoing clauses (i), (ii), (iii) and (v), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Redemption or Direct Exchange) by the Corporation of Common Units to a transferee in accordance with this Section 10.02, the Corporation shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Member’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Redemption or Direct Exchange, a number of shares of Class C Common Stock corresponding to the number of such Member’s Common Units that were transferred in such Redemption or Direct Exchange shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [•], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PERMIAN RESOURCES OPERATING, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND

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PERMIAN RESOURCES OPERATING, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY PERMIAN RESOURCES OPERATING, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the Manager) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such

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Units or other interest (it being understood, however, that the applicable provisions of Section 6.08, Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Company to registration as an investment company under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

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(iv) in the reasonable determination of the Manager, cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code and any applicable Treasury Regulations issued thereunder, or any successor provision of the Code;

(v) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or

(vi) in the reasonable determination of the Manager, result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI.

REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation and its wholly owned Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (the “Redemption Right”), upon the terms and subject to the conditions set forth in this Section 11.01. A Member desiring to exercise its Redemption Right (the “Redeemed Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation on or before the Redemption Notice Date. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Member intends to have the Company redeem on the Redemption Date. Except as provided in Section 11.01(b) or (c), upon delivery of any Redemption Notice by any Member on or before any Redemption Notice Date, such Member may not revoke or rescind such Redemption Notice after such Redemption Notice Date. Any Redemption Notice delivered for a Redemption on a Regular Redemption Date may not be contingent. Any Redemption Notice delivered for a Redemption on a Special Redemption Date may be made contingent on the consummation of the Registered Offering or other transaction described in the notice of the Manager specifying such Special Redemption Date. Any notice by any Member pursuant to the Registration Rights Agreement to demand or participate in any Registered Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date. Unless the Redeemed Member timely has delivered a Retraction Notice as provided in Section 11.01(b) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeemed Member shall transfer and surrender the Redeemed Units to the Company and a corresponding number of shares of Class C Common Stock to the Corporation, in each case free and clear of all liens and encumbrances, (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeemed Member the consideration to which the Redeemed Member is entitled under Section 11.01(b), and (z) if the Common Units are certificated, issue to the Redeemed Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units and (iii) the Corporation shall cancel such shares of Class C Common Stock.

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(b) In exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive the Share Settlement or, at the Company’s election, the Cash Settlement from the Company. Within one (1) Business Day of the Redemption Notice Date, the Company shall give written notice (the “Settlement Method Notice”) to the Redeemed Member (with a copy to the Corporation) of its intended settlement method; provided that if the Company does not timely deliver a Settlement Method Notice, the Company shall be deemed to have elected the Share Settlement method. The Redeemed Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeemed Member’s, the Company’s and the Corporation’ rights and obligations under this Section 11.01 arising from the retracted Redemption Notice.

(c) Notwithstanding anything to the contrary in Section 11.01(a) or (b), in the event the Company elects a Share Settlement in connection with a Redemption, a Redeemed Member shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeemed Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Member to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Member any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeemed Member at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeemed Member to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Member seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Member with a basis for such delay or revocation. If a Redeemed Member delays the consummation of a Redemption pursuant to this

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Section 11.01(c), (A) the Redemption Date shall occur on the third Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeemed Member may agree in writing) and (B) notwithstanding anything to the contrary in Section 7.01(b), the Redeemed Member may retract its Redemption Notice by giving a Retraction Notice to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) Unless otherwise approved in advance by the Manager, each Member’s Redemption Right shall be subject to the following limitations and qualifications:

(i) except (A) Redemptions pre-approved by the Manager, including Redemptions in connection with Rule 10b5-1 plans previously approved by the Manager, and (B) as otherwise provided herein, Redemptions shall only be permitted on a Redemption Date;

(ii) a Redeeming Member shall only be permitted to redeem less than all of its Common Units if (A) prior to such Redemption it holds at least 50,000 Units and (B) it redeems not less than 50,000 Common Units in such Redemption; and

(iii) any Redemption of Common Units issued after the date hereof (other than in connection with any recapitalization), including such Common Units issued to Members as of the date hereof, may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of the Manager.

(e) The amount of the Share Settlement or the Cash Settlement that a Redeemed Member is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Member transferred and surrendered the Redeemed Units to the Company prior to such date.

(f) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities, or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Redeemed Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

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(g) If a Reclassification Event occurs, the Manager or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation and its wholly owned Subsidiaries) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(h) In connection with a Manager Change of Control, the Corporation shall have the right to require each Member (other than the Corporation and its wholly owned Subsidiaries) to effect a Redemption of some or all of such Member’s Common Units and a corresponding number of shares of Class C Common Stock. Any Redemption pursuant to this Section 11.01(h) shall be effective immediately prior to the consummation of the Manager Change of Control (and, for the avoidance of doubt, shall not be effective if such Manager Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Common Units and shares of Class C Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Common Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). The Corporation shall provide written notice of an expected Manager Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such Manager Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated Manager Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Manager Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Manager Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Manager Change of Control, and the number of Common Units and shares of Class C Common Stock held by such Member that the Corporation intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to Section 11.01(a) to effect a Redemption.

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(i) Notwithstanding any provision hereof to the contrary, a Member may exercise its Redemption Right with respect to all or at least 7,000,000 Common Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) at any time.

Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Member’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Company the consideration the Redeemed Member is entitled to receive under Section 11.01(b). Unless the Redeemed Member has timely delivered a Retraction Notice as provided in Section 11.01(b) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 11.02, and (ii) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Member. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement; provided that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Common Stock in accordance with Section 6.06.

Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and such consideration between the Redeemed Member and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Redeemed Units.

(b) The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeemed Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

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Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Corporation’s certificate of incorporation.

Section 11.05 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeemed Member (to the extent of such Redeemed Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeemed Member of any prior breach of this Agreement.

Section 11.06 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeemed Member for U.S. federal (and applicable state and local) income tax purposes and no party shall take a position inconsistent with such intended tax treatment on any tax return, amendment thereof or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. The issuance of shares of Class A Common Stock or other securities upon a Redemption or Direct Exchange shall be made without charge to the Redeemed Member for any stamp or other similar tax in respect of such issuance.

ARTICLE XII.

ADMISSION OF MEMBERS

Section 12.01 Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.

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Section 12.02 Additional Members. Subject to the provisions of Article III and Article X, any Person that is not the Corporation, any Member as of the date hereof, or the Legacy Earthstone Unitholders may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) a Joinder (or other counterpart to this Agreement acceptable to the Manager) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

ARTICLE XIII.

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV.

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the Manager together with all the Members to dissolve the Company;

(b) a Change of Control Transaction that is not approved by the Majority Members;

(c) a dissolution of the Company under Section 18-801(4) of the Delaware Act; or

(d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

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Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(d) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of

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Section 14.02(d), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV.

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The

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Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the Manager shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI.

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

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Section 16.02 Confidentiality. The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business, in each case obtained by a Member from the Company or any of its Affiliates or representatives. With respect to the Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Company or of the Corporation; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

Section 16.03 Amendments. This Agreement may be amended or modified solely by the Manager, subject to the prior written consent of both (a) the Majority Members and (b) the Audit Committee of the Corporate Board; provided, that, solely for purposes of this Section 16.03, the second reference to “a majority” in the definition of Majority Members shall be deemed to be “thirty-three percent (33%) or more.” Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Members, (b) that modifies the limited liability of any Member, or increases the liabilities or obligations of any Member, in each case, may be made without the consent of each such affected Member, (c) that materially alters or changes any rights, preferences or privileges of any Company Interests in a manner that is different or prejudicial relative to any other Company Interests, may be made without the approval of a majority in interest of the Members holding the Company Interests affected in such a different or prejudicial manner, (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Company Interests in a manner that is different or prejudicial relative to any other holder of the same class of Company Interests, may be made without the approval of the holder of Company Interests affected in such a different or prejudicial manner and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the Manager, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

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Section 16.04 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 16.05 Addresses and Notices. Any notice, request, demand or instruction specified or permitted by this Agreement shall be in writing and shall be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Company or by electronic mail at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service or if sent by electronic mail, upon confirmed receipt. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof signed by the Person entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice. The Company’s address is:

to the Company:

Permian Resources Operating, LLC

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attn:    Sean T. Wheeler

            Debbie P. Yee

E-mail: sean.wheeler@kirkland.com

            debbie.yee@kirkland.com

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

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Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 16.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

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Section 16.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.14 Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Effectiveness. This Agreement shall be effective immediately upon the Merger Closing (the “Effective Time”). The Sixth A&R LLC Agreement shall govern the rights and obligations of the Company and the other parties to this Agreement in their capacity as Members prior to the Effective Time.

Section 16.16 Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement), the Merger Agreement, any indemnity agreements entered into with any member of the board of managers prior to the date hereof or in connection with the Merger Closing and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Sixth A&R LLC Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.17 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or

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instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Seventh Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

PERMIAN RESOURCES OPERATING, LLC

By:
Name:	James Walter
Title:	Co-Chief Executive Officer

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

MEMBERS:

PERMIAN RESOURCES CORPORATION

By:
Name:	James Walter
Title:	Co-Chief Executive Officer

CRP HOLDCO CORP.

By:
Name:	James Walter
Title:	Co-Chief Executive Officer

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

NGP XI US HOLDINGS, L.P.

By: NGP XI Holdings GP, L.L.C., its general partner

By:
Name:
Title:

NGP PEARL HOLDINGS II, LLC

By:
Name:
Title:

LUXE ENERGY, LLC

By:
Name:
Title:

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

PEARL ENERGY INVESTMENTS, L.P.
By: Pearl Energy Investment GP, LP., its general partner
By: Pearl Energy Investment UGP, LLC, its general partner

By:
Name:
Title:

PEARL ENERGY INVESTMENTS II, L.P.
By: Pearl Energy Investment II GP, LP., its general partner
By: Pearl Energy Investment II UGP, LLC, its general partner

By:
Name:
Title:

PEARL CIII HOLDINGS, L.P.
By: Pearl Energy Investment II GP, LP., its general partner
By: Pearl Energy Investment II UGP, LLC, its general partner

By:
Name:
Title:

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

BOLD ENERGY HOLDINGS, LLC

By; EnCap Energy Capital Fund IX, L.P., its sole member

By; EnCap Equity Fund IX GP, L.P., its general partner

By; EnCap Investments, L.P., its general partner

By; EnCap Investments GP, L.L.C., its general partner

By:
Name:	Douglas E. Swanson, Jr.
Title:	Managing Director

LYNDEN ENERGY CORP.

By:
Name:
Title:

LYNDEN USA INC.

By:
Name:
Title:

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

SCHEDULE 11

SCHEDULE OF MEMBERS

See attached.

[1]

This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, to reflect any additional issuances of Common Units pursuant to this Agreement or to reflect the addition of any subsequent Member pursuant to the execution by such person of a Joinder.

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•] (this “Joinder”), is delivered pursuant to that certain Seventh Amended and Restated Limited Liability Company Agreement, dated as of [•], 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among Permian Resources Operating, LLC, a Delaware limited liability company (the “Company”), Permian Resources Corporation, a Delaware corporation and the managing member of the Company (the “Manager”), the other Members party thereto, and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1. Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2. Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

PERMIAN RESOURCES OPERATING, LLC

By: PERMIAN RESOURCES CORPORATION, its Managing Member

By:
Name:
Title:

Schedule I

Company Supporting Stockholders

[Omitted.]

SCHEDULE I-1

Schedule II

Parent Supporting Stockholders

[Omitted.]

SCHEDULE II-1